Exhibit 10.1

STOCK PURCHASE AGREEMENT

Dated December 15, 2008

among

THE PBSJ CORPORATION,

the Buyer

and

Judy Mitchell, John R. Stewart,

and Eduardo Vargas,

collectively, the Sellers

TABLE OF CONTENTS

1. PURCHASE AND SALE OF SHARES		1

1.1	Purchase and Sale of Shares	1
1.2	Purchase Price; Distribution of Positive Net Book Value	1
1.3	Purchase Price Adjustment	2
1.4	The Closing	5
1.5	Payments	5

2. JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS		5

2.1	Organization; Predecessors	5
2.2	Capitalization of the Company; Title to Shares	6
2.3	Authorization of Governmental Authorities	7
2.4	Noncontravention	7
2.5	Financial Statements	7
2.6	Absence of Undisclosed Liabilities	8
2.7	Absence of Certain Developments	8
2.8	Debt; Guarantees	10
2.9	Assets	10
2.10	Accounts Receivable	10
2.11	Real Property	11
2.12	Equipment	12
2.13	Intellectual Property	12
2.14	Legal Compliance; Illegal Payments; Permits	14
2.15	Inventories	16
2.16	Employee Benefit Plans	17
2.17	Environmental Matters	19
2.18	Contracts	20
2.19	Affiliate Transactions	22
2.20	Customer and Supplier	23
2.21	Customer Warranties	23
2.22	Capital Expenditures and Investments	23
2.23	Employees	23
2.24	Litigation; Government Orders	25
2.25	Insurance	25
2.26	Banking Facilities	26
2.27	Powers of Attorney	26
2.28	No Brokers	26
2.29	Disclosure	26
2.30	Surety Bonds	26
2.31	Consents	26
2.32	Backlog	27

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3. SEVERAL BUT NOT JOINT REPRESENTATIONS AND WARRANTIES OF THE SELLERS		27

3.1	Ownership	27
3.2	Encumbrances	27
3.3	Power and Authorization	27
3.4	Noncontravention	28
3.5	Compliance Representations	28
3.6	Securities Law Matters	29

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER		30

4.1	Organization	30
4.2	Power and Authorization	30
4.3	Authorization of Governmental Authorities	30
4.4	Noncontravention	31
4.5	Securities Law Matters	31
4.6	No Brokers	31

5. CLOSING CONDITIONS		31

5.1	Conditions to Buyer’s Obligations	31
5.2	Conditions to Sellers’ Obligations	33

6. PRE-CLOSING COVENANTS		34

6.1	Operation of Business	34
6.2	Notices and Consents	35
6.3	Full Access	35
6.4	Exclusivity	35
6.5	Notice of Developments	35
6.6	Further Pre-Closing Assurances	35

7. POST-CLOSING COVENANTS		35

7.1	Release	35
7.2	Confidentiality	36
7.3	Publicity	36
7.4	Covenant Against Competition	37
7.5	Further Post-Closing Assurances	39
7.6	Cooperation Regarding Financial Statements	39
7.7	Bonus Pool	39
7.8	Certain Consents	39

8. INDEMNIFICATION		40

8.1	Indemnification by the Sellers – Joint and Several	40
8.2	Indemnification by each Seller – Several but not Joint	40

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8.3	Indemnity by the Buyer	40
8.4	Time for Claims	40
8.5	Limitations	41
8.6	Third Party Claims	41
8.7	Insurance	43
8.8	Knowledge and Investigation	43
8.9	Remedies Cumulative	43
8.10	Setoff of Claims Against the Escrow Shares	43
8.11	No Bar; Waiver	43
8.12	Sole and Exclusive Remedy	44

9. TAX MATTERS.		44

9.1	Representations and Obligations Regarding Taxes	44
9.2	Covenants With Respect To Taxes	47
9.3	Indemnification for Taxes	49

10. TERMINATION AND ABANDONMENT		52

10.1	Methods of Termination	52
10.2	Procedure Upon Termination	53

11. MISCELLANEOUS		53

11.1	Notices	53
11.2	Succession and Assignment; No Third-Party Beneficiary	54
11.3	Amendments and Waivers	54
11.4	Entire Agreement	55
11.5	Schedules; Listed Documents, etc	55
11.6	Counterparts; Execution	55
11.7	Survival	55
11.8	Severability	55
11.9	Headings	55
11.10	Construction	55
11.11	Governing Law	56
11.12	Jurisdiction; Venue; Service of Process	56
11.13	Waiver of Jury Trial	57
11.14	Expenses	57

12. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION		57

12.1	Definitions	57
12.2	Rules of Construction	66

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SCHEDULES

1.3.6	Sellers’ Ownership Interest in the Company
1.5	Sellers Purchase Price Allocations
2.1.1	Jurisdictions Where the Company is Licensed or Qualified to do Business
2.1.2	Predecessor Status, etc.
2.2	Capitalization of the Company
2.4	Noncontravention
2.5	Financial Statements
2.5.2	Omitted Interim Adjustments
2.7	Certain Developments
2.8	Debt
2.9	Assets
2.10	Accounts Receivable
2.11	Real Property
2.13	Intellectual Property
2.14.3	Permits
2.16(a)	Employee Benefit Plans
2.17	Environmental Matters
2.18	Contracts
2.18.4	Bids
2.19	Affiliate Transactions
2.20	Customers and Suppliers
2.21	Customer Warranty Claims
2.22	Capital Expenditures and Investments
2.23	Employees
2.24	Litigation
2.25	Insurance
2.26	Banking Facilities
2.27	Powers of Attorney
2.28	Sellers’ Broker
2.30.1	Surety Bonds
2.30.2	Non-compliance with Surety Bonds
2.31	Consents
2.32	Backlog
3.2	Encumbrances
3.4	Noncontravention
4.4	Buyer Noncontravention
4.6	Buyer’s Broker
5.1	Termination of Debt
7.7	Designated Employees
9	Taxes
9.1.1	Tax Returns
9.1.3	Tax Clearances
9.1.4	Tax Audits and Disputes
9.1.9	Subchapter S Subsidiaries

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EXHIBITS

5.1.8.1	Form of Mitchell Employment Agreement.
5.1.8.2	Form of Stewart Employment Agreement.
5.1.8.3	Form of Vargas Employment Agreement.
5.1.9	Form of Escrow Agreement
9.1.12	Form of FIRPTA Certificate

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement dated as of December 15, 2008 (as amended or otherwise modified, the “Agreement”) is made and entered into by and among The PBSJ Corporation, a Florida corporation (the “Buyer”), and Judy Mitchell, an individual (“Mitchell”), John R. Stewart, an individual (“Stewart”), and Eduardo Vargas, an individual (“Vargas”, and together with Mitchell and Stewart, the “Sellers”).

RECITALS

WHEREAS, (i) Mitchell owns 966 shares of common stock, $.01 par value per share (the “Common Stock”), of Peter R. Brown Construction, Inc., a Florida corporation (the “Company”), which represents one-third (1/3) of the authorized, issued and outstanding shares of capital stock of the Company, (ii) Stewart owns 966 shares of Common Stock of the Company, which represents one-third (1/3) of the authorized, issued and outstanding shares of capital stock of the Company and (iii) Vargas owns 966 shares of Common Stock of the Company, which represents one-third (1/3) of the authorized, issued and outstanding shares of capital stock of the Company (collectively, the “Shares”); and collectively, the Sellers own, beneficially and of record, all of the shares of Common Stock of the Company, which represents 100% of the authorized, issued and outstanding shares of capital stock of the Company.

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Shares upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Buyer and the Sellers hereby agree as follows:

1. PURCHASE AND SALE OF SHARES.

1.1 Purchase and Sale of Shares. At the Closing, subject to the terms and conditions of this Agreement, the Sellers will sell, transfer and deliver to the Buyer, and the Buyer will purchase from the Sellers, the Shares free and clear of any and all Encumbrances.

1.2 Purchase Price; Distribution of Positive Net Book Value.

1.2.1 As consideration for the Shares, the Buyer shall pay the Sellers an aggregate amount of Sixteen Million Dollars and no cents ($16,000,000.00) (the “Purchase Price”), consisting of the sum of: (i) cash in an amount equal to Eleven Million Eight Hundred Thousand Dollars and no cents ($11,800,000.00) as adjusted pursuant to Section 1.3 (the “Cash Purchase Price”), (ii) such number of shares of restricted Class A common stock, par value $0.00067 per share, issued pursuant to the PBSJ Corporation 2008 Employee Restricted Stock Plan of the Buyer, as amended (the “Buyer Common Stock”), calculated by dividing Three Million Dollars and no cents ($3,000,000.00) by the Valuation Price (and rounded down to the nearest whole number of shares evenly divisible by three), (iii) escrowed funds in the amount of Two Hundred Thousand Dollars and no cents ($200,000.00) (the “Escrow

Amount”) and (iv) such number of shares of escrowed Buyer Common Stock issued pursuant to the PBSJ Corporation 2008 Employee Restricted Stock Plan, as amended, and calculated by dividing One Million Dollars and no cents ($1,000,000.00) by the Valuation Price (and rounded down to the nearest whole number of shares evenly divisible by three) (the “Escrowed Shares”); provided, however, that in no event will the Buyer issue fewer than 100,000 shares of the Buyer Common Stock to Sellers in connection with this Section 1.1.1 (even if the Valuation Price exceeds $40.00 per share) nor more than 200,000 shares of the Buyer Common Stock to the Sellers in connection with this Section 1.1.1 (even if the Valuation Price is below $20.00 per share) In addition, and subject, to the transfer restrictions imposed by any applicable Legal Requirements, including the 1933 Act, the Organizational Documents of the Buyer and the PBSJ Corporation 2008 Employee Restricted Stock Plan, as amended, the Buyer Common Stock shall also be subject to the following transfer restrictions: (i) prior to the 2nd anniversary of the Closing Date, no shares of Buyer Common Stock may be transferred by any of the Sellers; (ii) commencing on the 2nd anniversary of the Closing Date through the day immediately preceding the 3rd anniversary of the Closing Date, each Seller may transfer up to 50% of the Buyer Common Stock granted to him or her as part of the Purchase Price pursuant to the terms of this Agreement; and (iii) commencing on the 3rd anniversary of the Closing Date and thereafter, each Seller may transfer all of the Buyer Common Stock held by him or her. The Escrowed Shares shall also be subject to the terms and restrictions of the Escrow Agreement. This Agreement shall also constitute an Award Agreement under the PBSJ Corporation 2008 Employee Restricted Stock Plan, as amended, and, except for the transfer restrictions provided above, the Buyer Common Stock shall not be subject to any risks of forfeiture under the PBSJ Corporation 2008 Employee Restricted Stock Plan, as amended. In addition to the Purchase Price, the Buyer agrees that the Sellers, as a condition to Closing shall have the right, prior to or at the Closing, to cause the Company to distribute to the Sellers a cash distribution equal to the amount by which the Estimated NBV of the Company exceeds zero (the “Required Distribution”). To the extent that the Company does not have sufficient cash to effect the Required Distribution, the Buyer agrees that (i) the Sellers shall have the right to cause the Company to borrow from the Company’s existing line of credit and to use such funds to effect the Required Distribution and (ii) the Sellers shall not be required to repay amounts borrowed on the Company’s line of credit to the extent such amounts were used to effect the Required Distribution.

1.3 Purchase Price Adjustment.

1.3.1 The Sellers acknowledge that the amount of the Purchase Price is based, in addition to the other terms and conditions of this Agreement, on the net book value of the Company as of the Closing Date being zero (the “Required NBV”).

1.3.2 Not later than three (3) nor sooner than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a certificate in a form reasonably satisfactory to the Buyer (the “Estimated Closing Certificate”), executed by each of the Sellers, certifying (A) its good faith preparation of an attached estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”), which shall be prepared in accordance with GAAP, including the estimated accrual as of the Closing Date of all loss contingencies involving losses that are “probable”, determined in accordance with FASB No. 5 “Accounting for Contingencies” or any other FASB or APB applicable announcements (“FASB No. 5 Accruals”) (which include without limitation those accruals set forth on Schedule 2.5.2 hereto), consistent with the past practices of the Company (B) its good faith estimate of the Company’s actual net book value as of the Closing Date (the “Estimated NBV”). The Sellers shall also provide the Buyer with copies of all work papers and other documents and data used to prepare the Estimated Closing Balance Sheet and any other documents reasonably requested by Buyer. If the Buyer agrees with the Estimated Closing Balance Sheet and the Estimated NBV set forth in the Estimated Closing Certificate, the Buyer shall notify the Sellers that they are in agreement with such amounts. If the Buyer does not agree with the Estimated Closing Balance Sheet and the Estimated NBV set forth in the Estimated Closing Certificate, the Buyer shall notify the Sellers of such disagreement and the Buyer and the Sellers shall work together to resolve any such disagreements.

1.3.3 As soon as practicable following the Closing, the Company shall prepare, or cause to be prepared, an unaudited balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), which shall be prepared in accordance with GAAP (including FASB No. 5 Accruals) consistent with the past practices of the Company and shall have the Closing Balance Sheet audited by Ernst & Young, LLP, or other similar auditing firm selected by the Buyer and approved by the Sellers, which approval will not be unreasonably withheld (the “Auditor”). The Sellers shall be jointly and severally responsible for all fees and expenses of the Auditor incurred by the Buyer and the Company in connection with the audit of the Closing Balance Sheet, but not to exceed $25,000. The Auditor shall complete the audit of the Closing Balance Sheet no later than sixty (60) days following the Closing Date. As soon as practicable following the completion of the audit, the Company shall deliver to the Sellers the audited Closing Balance Sheet, together with a closing statement (the “Closing Statement”) setting forth the Company’s actual net book value as set forth in the audited Closing Balance Sheet (such net book value as finally determined in accordance with this Section 1.3, the “Actual NBV”) and any proposed Adjustment Amount.

1.3.4 The Sellers shall complete their review of the Closing Balance Sheet and the Closing Statement within fifteen (15) days after delivery thereof by the Company. If the Sellers object to the Closing Balance Sheet or the Closing Statement, the Sellers shall, on or before the last day of such 15-day period, so inform the Buyer in writing (a “Sellers’ Objection”), setting forth a specific description of the basis of the Sellers’ determination and the adjustments to the Closing Balance Sheet and the Closing Statement that the Sellers believe should be made. If no Sellers’ Objection is received by the Buyer on or before the last day of such 15-day period, then the Closing Balance Sheet and Closing Statement delivered by the Buyer shall be final. The Buyer shall have fifteen (15) days from its receipt of the Sellers’ Objection to review and respond to the Sellers’ Objection.

1.3.5 If the Sellers and the Buyer are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in the Sellers’ Objection within 15 days following the completion of the Buyer’s review of the Sellers’ Objection, they shall refer any remaining disagreements to the CPA Firm which, acting as experts and not as arbitrators, shall determine, on the basis set forth in and in accordance with this Section 1.3, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Balance Sheet and the Closing Statement requires adjustment. The Buyer and the Sellers shall instruct the CPA Firm to deliver its written determination to the Buyer and the Sellers no later than 30 days after the remaining differences underlying the Sellers’ Objection are referred to the CPA Firm along with the final Closing Balance Sheet and Closing Statement containing the Actual NBV. The CPA Firm’s determination shall be conclusive and binding upon the Buyer and the Sellers. In resolving any disputed item, the CPA Firm may not assign a value to any disputed item that is greater than the greatest value claimed by either party or less than the smallest value claimed by either party for the item. The fees and disbursements of the CPA Firm shall be borne equally by the Buyer and the Sellers. The Buyer and the Sellers shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the Closing Balance Sheet, the Sellers’ Objection and all other items reasonably requested by the CPA Firm in connection therewith.

1.3.6 Cash Purchase Price Adjustment.

(a) Upon the final determination of the Actual NBV as determined in accordance with this Section 1.3, the Cash Purchase Price will be reduced on a dollar-for-dollar basis by the amount, if any, by which the Actual NBV is less than the Estimated NBV (the “Negative Adjustment Amount”) and the Cash Purchase Price will be increased on a dollar-for-dollar basis by the amount, if any, by which the Actual NBV is more than the Estimated NBV (the “Positive Adjustment Amount”, and collectively with a Negative Adjustment, an “Adjustment Amount”).

(b) If there is a Negative Adjustment Amount, then the Escrow Agent shall be directed to (i) disburse to the Buyer from the Escrow Amount the Negative Adjustment Amount within three (3) Business Days from the date of such determination and (ii) following the disbursement of the Negative Adjustment Amount to Buyer, disburse the remaining Escrow Amount, if any, to the Sellers (such payment to be allocated among the Sellers on a pro rata basis based on each Seller’s pre-closing ownership percentage interest in the Company as set forth on Schedule 1.3.6); each such disbursement to be made in accordance with the terms of the Escrow Agreement.

(c) If the Escrow Amount is less than the Negative Adjustment Amount, the Sellers shall pay the difference between the Negative Adjustment Amount and the Escrow Amount in cash to Buyer within three (3) Business Days from the date of such determination. The Sellers shall be jointly and severally liable for the payment, if any, required to be made pursuant to this Section 1.3.6(c).

(d) If there is a Positive Adjustment Amount, then (i) the Buyer shall pay to the Sellers in cash (such payment to be allocated among the Sellers on a pro rata basis based on each Seller’s pre-closing ownership percentage interest in the Company as set forth on Schedule 1.3.6) the Positive Adjustment Amount within three (3) Business Days from the date of such determination and (ii) the Escrow Agent shall be directed to disburse to the Sellers the Escrow Amount (such payment to be allocated among the Sellers on a pro rata basis based on each Seller’s pre-closing ownership percentage interest in the Company as set forth on Schedule 1.3.6) in accordance with the terms of the Escrow Agreement.

1.4 The Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m., local time, on December 31, 2008 or such other time and date as the Buyer and the Sellers may mutually agree (the “Closing Date”), at the offices of the Buyer at 5300 West Cypress Street, Suite 200, Tampa, Florida 33607.

1.5 Payments. At the Closing, (i) the Buyer will deliver to the Sellers the Cash Purchase Price in the amounts set forth on Schedule 1.5 (by wire transfer of immediately available federal funds to the accounts previously furnished to the Buyer in writing by the Sellers); (ii) the Buyer will deliver to each Seller a stock certificate for the number of shares of Buyer Common Stock set forth next to such Seller’s name on Schedule 1.5; (iii) the Buyer shall (A) deliver the Escrow Amount to the Escrow Agent by wire transfer of immediately available federal funds to that account previously furnished to the Buyer in writing by the Escrow Agent and (B) deliver to the Escrow Agent a stock certificate for the Escrowed Shares, which Escrow Amount and Escrowed Shares shall be held by the Escrow Agent pursuant to the terms of the escrow agreement dated as of the date hereof among, the Escrow Agent, the Buyer and the Sellers (the “Escrow Agreement”); and (iv) the Sellers will deliver to the Buyer certificates evidencing the Shares duly endorsed (or accompanied by duly executed stock transfer powers).

2. JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

In order to induce the Buyer to enter into and perform its obligations under this Agreement and to consummate the Contemplated Transactions, the Sellers hereby jointly and severally represent and warrant to the Buyer, as of the date hereof and as of the Closing Date, as follows:

2.1 Organization; Predecessors.

2.1.1 Organization. The Company is a corporation duly incorporated, validly existing and is in active status under the laws of the State of Florida with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing in every jurisdiction in which the conduct of its business, and the ownership or lease of its properties, require it to be so qualified or licensed, except where the failure to be in good standing or to be duly licensed or qualified to do business individually or in the aggregate, will not have a Material Adverse Effect. Schedule 2.1.1 sets forth a list of each jurisdiction in which the Company is licensed or qualified to do business. The Company has no Subsidiaries and has no obligation to make any Investments in any Person. The Sellers have delivered to the Buyer true, accurate and complete copies of (x) the Organizational Documents of the Company and (y) the minute books of the Company which contain records of all meetings held of, and other actions taken by, its shareholders, Board of Directors and any committees appointed by its Board of Directors.

2.1.2 Predecessors. Schedule 2.1.2 sets forth a list of (a) any Person that has ever merged with or into the Company, (b) any Person a majority of whose capital stock (or similar outstanding ownership interests) has ever been acquired by the Company, (c) any Person all or substantially all of whose assets have ever been acquired by the Company and (d) any prior names of the Company or any Person described in clauses (a) through (c) (each such Person, a “Predecessor”).

2.2 Capitalization of the Company; Title to Shares

2.2.1 Outstanding Capital Stock. The authorized capital stock of the Company is as set forth on Schedule 2.2. Upon the redemption of the minority stockholders of the Company immediately prior to the Closing, the Company’s voting Common Stock will be the only class of capital stock. All of the outstanding shares of the capital stock of the Company have been duly authorized, validly issued, and are fully paid and non-assessable. None of the outstanding shares of Common Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or any similar right. To Sellers’ Knowledge, the Company has not violated the 1933 Act, any state “blue sky” or securities Laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its capital stock. Except for the Shares, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company are issued, reserved for issuance or outstanding. There are no bonds, debentures, notes, other Debt or any other securities of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which shareholders of the Company may vote.

2.2.2 Ownership. The shares of treasury stock held by the Company is set forth on Schedule 2.2. The Sellers have delivered to the Buyer true, accurate and complete copies of the stock ledger (or similar register) of the Company which reflects all issuances, transfers, repurchases and cancellations of shares of its capital stock.

2.2.3 Encumbrances, etc. There are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contractual Obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right or Contractual Obligation. There are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) of the Company. There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other Contractual Obligations or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of the Company or the Business or the Assets or calculated in accordance therewith or to cause the Company to file a registration statement under the 1933 Act, or which otherwise relate to the registration of any securities of the Company. Except as set forth on Schedule 2.2, there are no voting trusts, proxies or other Contractual Obligations of any character to which the Company is a party or by which the Company is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or similar interests of the Company.

2.3 Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) execution, delivery and performance by the Sellers of this Agreement or (b) the consummation of the Contemplated Transactions by the Sellers.

2.4 Noncontravention. Except as disclosed on Schedule 2.4, neither the execution, delivery and performance by the Sellers of this Agreement nor the consummation of the Contemplated Transactions will:

2.4.1 violate any provision of any Legal Requirement applicable to the Company;

2.4.2 result in a breach or violation of, default under, or give rise to a right for any third-party to terminate or any prepayment penalty under any material Contractual Obligation of the Company;

2.4.3 result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset;

2.4.4 result in a breach or violation of, or default under, the Organizational Documents of the Company; or

2.4.5 require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any material Contractual Obligation of the Company.

2.5 Financial Statements.

2.5.1 Financial Statements. Attached as Schedule 2.5 is a copy of (a) the balance sheet of the Company as at September 30, 2008 ( the “Most Recent Balance Sheet,” and the “Most Recent Balance Sheet Date”) and the related statement of income of the Company for the nine months then ended (together with the Most Recent Balance Sheet, the “Interim Financials”), and the audited balance sheets of the Company as at December 31, 2007, 2006 and 2005 and the related audited statements of income of the Company for the fiscal years then ended, accompanied in each case by any notes thereto and the report of the independent registered certified public accounting firm (collectively, the “Audited Financials” and together with the Interim Financials, collectively the “Financials”).

2.5.2 Compliance with GAAP, etc. The Financials (including any notes thereto) (a) are complete and correct in all material respects and were prepared in accordance with the books and records of the Company, (b) have been prepared in accordance with GAAP, consistent with the past practices of the Company (subject, in the case of the Interim Financials, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse and the absence of notes that, if presented, would not differ materially from those included in the Audited Financials), including all FASB No. 5 Accruals; provided, however, that the Interim Financials omit the interim accruals and adjustments described on Schedule 2.5.2, and (c) fairly present the financial position of the Company as at the respective dates thereof and the results of the operations of the Company for the respective periods covered thereby. The Company’s utilization of the percentage of completion methodology is in conformity with GAAP. To Sellers’ Knowledge, the aggregate gross profit and gross profit percentage for jobs currently in process have been estimated in good faith and in a manner such that the aggregate gross profit and gross profit percentage achieved by the Company upon completion will not materially adversely change from the estimates as of the date hereof. The gross profit and gross profit percentage of jobs currently in process have been properly recognized in accordance with GAAP. The Financials contain adequate reserves for the realization of all Assets and for all reasonably anticipated Liabilities in accordance with GAAP. The Company maintains adequate internal controls to assure the proper recording of all Assets, Liabilities and transactions in the Company’s records and books of account and to safeguard the Company’s Assets.

2.6 Absence of Undisclosed Liabilities. The Company has no Liabilities except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet; (b) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement) and none of which constitutes a Material Adverse Effect; and (c) the warranty obligations of the Company with respect to the Business under the Company’s standard warranty terms.

2.7 Absence of Certain Developments. Except as set forth on Schedule 2.7, since the Most Recent Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business and in a manner consistent with good business practices and:

(a) the Company has not (i) amended its Organizational Documents, (ii) amended any term of its outstanding capital stock or (iii) issued, sold, granted, or otherwise disposed of, its capital stock;

(b) the Company has not become liable in respect of any Guarantee nor has it incurred, assumed or otherwise become liable in respect of any Debt, except for borrowings in the Ordinary Course of Business under credit facilities in existence on the Most Recent Balance Sheet Date;

(c) the Company has not sold, transferred or otherwise disposed of any of its Assets, except in the Ordinary Course of Business;

(d) the Company has not permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(e) the Company has not made or committed to make any capital expenditure except for those that are necessary for the continued operations of the Company in the Ordinary Course of Business, or committed to, or contracted for after the Most Recent Balance Sheet Date;

(f) the Company has not (i) repurchased, redeemed or otherwise acquired any of its Common Stock or (ii) entered into, or performed, any transaction with, or for the benefit of, the Sellers or any Affiliate of the Sellers;

(g) there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset;

(h) the Company has not increased the Compensation payable or paid, whether conditionally or otherwise, to (i) any employee, consultant, independent contractor or agent other than in the Ordinary Course of Business, (ii) any director or officer of the Company or (iii) the Sellers or any Affiliate of the Sellers;

(i) the Company has not entered into any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis other than in the Ordinary Course of Business or otherwise providing for any Compensation or other benefit to any officer or director;

(j) the Company has not made any change in its methods of accounting or accounting practices (including with respect to reserves) or its pricing policies, payment or credit practices or failed to pay any creditor any amount owed to such creditor when due or granted any extensions of credit other than in the Ordinary Course of Business;

(k) the Company has not made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any Action in respect of Taxes or entered into any Contractual Obligation in respect of Taxes with any Governmental Authority;

(l) the Company has not terminated or closed any Facility, business or operation;

(m) the Company has used its reasonable efforts to preserve the Company’s business organization in tact and to preserve its existing business relationships;

(n) To the Sellers’ Knowledge, none of the customers or suppliers required to be disclosed on Schedule 2.20 has canceled, terminated or otherwise altered (including any reduction in the rate or amount of sales or purchases, increase in the prices charged or paid, or change to the supply or credit terms, as the case may be) or notified the Company of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any reduction in the rate or amount of sales or purchases, as the case may be) its relationship with the Company;

(o) no insurer (i) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (ii) has provided notice of cancellation or any other indication that it plans to cancel any Liability Policy or raise the premiums or materially alter the coverage under any Liability Policy;

(p) the Company has not adopted any Employee Plan or increased any benefits under any Employee Plan;

(q) the Company has not written off as uncollectible any Accounts Receivable, except in the Ordinary Course of Business, or written up or written down any of its material Assets;

(r) the Company has not failed to make any scheduled capital expenditures or investments or failed to pay trade accounts payable or any other Liability when due, except for trade payables or other Liabilities for which the Company has a reasonable basis to dispute the payment or underlying Liability;

(s) the Company has not failed to maintain or properly repair any of its material Assets; and

(t) the Company has not entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 2.7.

2.8 Debt; Guarantees. The Company has no Liabilities in respect of Debt except as set forth on Schedule 2.8. For each item of Debt, Schedule 2.8 correctly sets forth the debtor, the principal amount of the Debt as the date of this Agreement, the creditor, the maturity date and the collateral, if any, securing the Debt. The Company has no Liability in respect of a Guarantee of any Liability of any other Person.

2.9 Assets

2.9.1 Ownership of Assets. The Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all Assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such Assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business) (collectively, the “Assets”). Except as disclosed on Schedule 2.9, none of the Assets is subject to any Encumbrance other than Permitted Encumbrances.

2.9.2 Sufficiency of Assets. The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to conduct the Business and are adequate to conduct the Business in the Ordinary Course of Business.

2.10 Accounts Receivable. All Accounts Receivable, unbilled invoices, costs and estimated earnings in excess of billings on uncompleted work in process and other amounts (excluding retainage amounts) (“Receivables”) reflected on the Most Recent Balance Sheet and in the records and books of account of the Company since the Most Recent Balance Sheet Date through the Closing as being due to the Company have arisen in the Ordinary Course of Business, represent legal, valid, binding and enforceable obligations to the Company and, subject only to consistently recorded reserves for bad debts established as of a date prior to the Closing Date in the Ordinary Course of Business and reasonable adjustments in the Ordinary Course of Business, have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms and, to the Sellers’ Knowledge, are not and will not be subject to any contests, claims, counterclaims or setoffs. To the Sellers’ Knowledge, there has been no material adverse change since the Most Recent Balance Sheet Date in the amount or collectability of the Receivables due the Company or the related provisions or reserves from that reflected in the Most Recent Balance Sheet. Except as set forth in Schedule 2.10, (i) no account debtor or note debtor is delinquent for payments in excess of $25,000 or for more than ninety (90) days, (ii) no account debtor or note debtor has refused or, to the Sellers’ Knowledge, threatened to refuse to pay its obligations to the Company for any reason, or has otherwise made a claim to set-off or similar claim, and (iii) to the Sellers’ Knowledge no account debtor or note debtor is insolvent or bankrupt.

2.11 Real Property.

2.11.1 There is no real property owned by the Company. Schedule 2.11 describes each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by the Company (the “Real Property”), and specifies the lessor(s) of such leased property and identifies each lease or any other Contractual Obligation under which such property is leased (the “Real Property Leases”). Except as described on Schedule 2.11, there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than any lessor(s) of leased Real Property) in possession of the leased Real Property. With respect to each Real Property Lease that is a sublease, to the Sellers’ Knowledge, the representations and warranties set forth in Sections 2.11.2 and 2.11.3 are true and correct with respect to the underlying lease.

2.11.2 The Real Property Leases do not impose material restrictions on any portion of the Business that materially interfere with the Business. Except as set forth in Section 2.28, the Company is not obligated to pay any leasing or brokerage commission as a result of the Contemplated Transactions. There is no pending or, to the Sellers’ Knowledge, threatened eminent domain taking affecting any of the Real Property. The Sellers have delivered to the Buyer true, correct and complete copies of the Real Property Leases including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto.

2.11.3 None of the Facilities currently existing on the Real Property materially encroaches upon, and any Facilities under construction on the Real Property will not materially encroach upon, the real property of any other Person. No facility of any other Person materially encroaches upon the Real Property. Each Facility is supplied with utilities and other services (including gas, electricity, water, drainage, sanitary sewer, storm sewer, fire protection and telephone) necessary for the operation of such Facility as the same is currently operated or proposed to be operated. Each parcel of Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of Real Property, in each case, to the extent necessary for the conduct of the Business.

2.11.4 All material Permits necessary in connection with the construction upon, and present use and operation of, the Real Property and the lawful occupancy thereof have been issued by the appropriate Governmental Authorities. The current use of the Real Property is in accordance with the certificates of occupancy relating thereto and the terms of any such Permits. All such Permits will continue in full force and effect immediately after giving effect to the Contemplated Transactions. The Real Property and its current use, occupancy and operation by the Company and the Facilities located thereon do not (a) constitute a nonconforming use under any material applicable building, zoning, subdivision or other land use or similar Legal Requirements or (b) otherwise violate or conflict with any covenants, conditions, restrictions or other Contractual Obligations, including the requirements of any applicable Encumbrances thereto. Except as set forth on Schedule 2.11, to the Sellers’ Knowledge, neither the Company nor any Predecessor (a) is in violation of any material Legal Requirement relating to Real Property, including setback requirements, zoning restrictions and ordinances, building, life, access, safety, health and fire codes and ordinances affecting the Real Property, or (b) has received notice of any eminent domain, condemnation or similar proceeding pending or threatened, or any Government Order relating thereto. To Sellers’ Knowledge, the Real Property is not located within any flood plain or subject to any similar type of restriction for which any Permits necessary to the use thereof have not been obtained.

2.12 Equipment. All of the fixtures and other improvements to the Real Property included in the Assets (including any Facilities) and all of the tangible personal property other than inventory included in the Assets (the “Equipment”) (a) are adequate and suitable for their present and intended uses, (b) are in good working order, operating condition and state of repair, reasonable wear and tear excepted, (c) to Sellers’ Knowledge, have no defects (whether patent or latent) and (d) to Sellers’ Knowledge, have been maintained in accordance with normal industry practice.

2.13 Intellectual Property.

2.13.1 Schedule 2.13 identifies all Intellectual Property owned or used by the Company in the Business, including all Intellectual Property with respect to Company Technology, and lists: (a) all registered Intellectual Property which has been issued to or is otherwise owned by the Company or that relates to or is otherwise used by the Company in the Business, (b) each pending application for registration which the Company has made or otherwise owns with respect to any Intellectual Property, and (c) each Contractual Obligation which the Company or the Sellers have granted or has been granted rights to any Intellectual Property or to which any of them is otherwise bound to any third party. True, accurate and complete copies of all such registrations, applications and Contractual Obligations, in each case, as amended, or otherwise modified and in effect, have been provided to the Buyer by the Sellers, as well as true, accurate and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. All such registrations and Contractual Obligations are in full force and effect and all such applications are being diligently prosecuted. All such registrations and applications are owned exclusively and of record by the Company, free and clear of any Encumbrances. To Sellers’ Knowledge, no registration or application for any Intellectual Property owned by the Company has been invalidated, opposed, cancelled, abandoned or challenged in any way by any third party. All such registrations, and the Company’s rights under such Contractual Obligations, are valid and enforceable. Except as set forth on Schedule 2.13, to the Sellers’ Knowledge, there does not exist any claim, allegation, or basis for any claim or allegation, that any Intellectual Property owned or otherwise used by the Company is invalid or unenforceable or that the Company’s rights with respect thereto are subject to claims or defenses that would impair or preclude enforcement of such rights, including misuse, laches, acquiescence, statute of limitations, abandonment or fraudulent registration. To Sellers’ Knowledge, no filing or payment of any kind was or is required to be made with respect to any of the filings relating to any Intellectual Property owned by the Company at any time prior to the ninetieth (90th) day after the Closing Date that has not been made with all required payments prior to the Closing. Schedule 2.13 also identifies each trade name, trade dress and unregistered trademark or service mark used by the Company or in connection with the Business or the Company Technology.

2.13.2 The Company is the sole owner of all rights, title and interest in and to all Intellectual Property with respect to, or has the sole right to use as specified in Schedule 2.13, all the Company Technology free and clear of any Encumbrances, and none of the Company Technology is in the possession, custody, or control of any Person other than the Company. The Company has the right to use all other Technology and Intellectual Property used in the Business as currently conducted and, to Sellers’ Knowledge, as currently contemplated to be conducted in the future. The Intellectual Property identified on Schedule 2.13 constitutes all Intellectual Property that is used in the Business and all Intellectual Property necessary for the conduct of the Business as currently conducted and, to Sellers’ Knowledge, as currently contemplated to be conducted in the future.

2.13.3 Neither the Company nor any Predecessor (a) has, nor has the conduct of the Business, interfered with, infringed upon, misappropriated, diluted or otherwise violated or come into conflict with any Intellectual Property rights of third parties or (b) has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, dilution or other violation or conflict (including any claim that it must obtain a license or refrain from using any Intellectual Property rights of any third party in connection with the conduct of the Business or the use of the Company Technology, or, with respect to any other Technology used in the Business, that it must obtain a license that it does not already possess or refrain from using same). To the Sellers’ Knowledge, there does not exist any basis for any such claim or allegation. To the Sellers’ Knowledge, no third party has interfered with, infringed upon, misappropriated, diluted or otherwise violated or come into conflict with any Company Technology or any of the Company’s other Intellectual Property. No claim or legal proceeding involving any Intellectual Property Right by or against the Company is pending or, to the Sellers’ Knowledge, has been threatened. Except as otherwise specified in Schedule 2.13, the Company is not bound by any Contractual Obligation containing any covenant or other provision relating to Intellectual Property that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any of its Intellectual Property or conduct the Business anywhere in the world.

2.13.4 The Company is in actual possession of or has necessary control over: (i) the source code and object code for all Software included in the Owned Software; and (ii) the object code and, to the extent required for the use of the Company Software, the source code, for all Software included in the Licensed Software. The Company is in possession of or has necessary control over all documentation (including all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the use and revision of the Company Software as currently used, or that is being designed and/or developed for use, in the Business. Except for that Software described in Schedule 2.13, the Company Software constitutes all the Software necessary to conduct the Business as currently conducted by the Company and, to Sellers’ Knowledge, as currently contemplated to be conducted in the future.

2.13.5 With respect to each item of the Company Technology or other Technology or Intellectual Property used in the Business:

(a) the Company possesses all right, title, and interest in and to such item, free and clear of any Encumbrance and its use thereof;

(b) such item is not subject to any outstanding Government Order, and no Action is pending or, to Sellers’ Knowledge, threatened, which challenges the legality, validity, enforceability, use or ownership of such item; and

(c) the Company has not agreed to and does not otherwise have a Contractual Obligation to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

2.13.6 Schedule 2.13 identifies each item of Technology that any Person other than the Company owns and that is used by the Company or in connection with the Business pursuant to any license, sublicense or other Contractual Obligation (the “Licenses”). Except as disclosed on Schedule 2.13, there are no royalties for the use of any such Technology. The Company has made available to the Buyer true, accurate and complete copies of all of the Licenses, in each case, as amended or otherwise modified and in effect, and each of such Licenses is in full force and effect, is valid and enforceable in accordance with its terms and no party thereto is in breach of any of the terms thereof. With respect to each such item identified on Schedule 2.13: (a) such item is not subject to any outstanding Government Order, and no Action is pending or, to Sellers’ Knowledge, threatened which challenges the legality, validity or enforceability of such item and (b) neither the Sellers nor the Company has granted any sublicense or similar right with respect to any License covering such item.

2.14 Legal Compliance; Illegal Payments; Permits.

2.14.1 Compliance. The Company is not in breach or violation of, or default under, and since December 31, 2003 has not been in breach or violation of, or default under:

(a) its Organizational Documents nor, to the Sellers’ Knowledge, is there a basis which could constitute such a breach, violation or default; or

(b) any material Legal Requirement nor, to the Sellers’ Knowledge, is there a basis which could constitute such a breach, violation or default, except for breaches, violations or defaults which have not had, will not have and are not reasonably likely to have, a Material Adverse Effect.

2.14.2 Anti-Corruption. To the Sellers’ Knowledge, no agent, affiliate, employee or other Person associated with or acting on behalf of the Company directly or indirectly, has offered to pay or provide or has paid or provided anything of value in the form of any unlawful contribution, gift, entertainment or other materially unlawful expense to any Person for the purpose of gaining or retaining business or obtaining any unfair advantage, nor made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.14.3 Permits. The Company has been duly granted all material Permits under all material Legal Requirements necessary for the conduct of the Business. Schedule 2.14.3 describes each Permit affecting, or relating to, the Assets or the Business together with the Governmental Authority or other Person responsible for issuing such Permit. Except as disclosed on Schedule 2.14.3, (a) the Permits are valid and in full force and effect, (b) the Company is not in breach or violation of, or default under, any such Permit, and, to the Sellers’ Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default and (c) the Permits will continue to be valid and in full force and effect, on identical terms following the consummation of the Contemplated Transactions.

2.14.4 Additional Compliance Representations.

(a) No petition under the federal bankruptcy Laws or any state insolvency Law has been filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of, (i) the Company, or (ii) any partnership in which the Company was a general partner at or within two years before the date of this Agreement.

(b) The Company, within the last five (5) years, has not been convicted in a criminal proceeding nor, to Sellers’ Knowledge, is the Company named a subject or target of a pending criminal proceeding or investigation.

(c) The Company has not been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining the Company from, or otherwise limiting the Company’s involvement in, any of the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other Person regulated by the Commodity Futures Trading Commission, or as an associated Person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated Person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) engaging in any type of business practice; or

(iii) engaging in any activity in connection with the purchase or sale of any security or commodity, or in connection with any violation of federal or state securities Laws or federal commodities Laws.

(d) The Company has not been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the Company’s right to engage in any activity described in subparagraph (c) above, or to be associated with Persons engaged in any such activity.

(e) The Company has not been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (“SEC”) to have violated any federal or state securities Law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated.

(f) The Company has not been found by a court of competent jurisdiction in a civil action or by the Commodities Futures Trading Commission to have violated any federal commodities Law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

(g) The Company has not been involved in any of the following matters: (a) making any political contributions that would be illegal under any Law; (b) the disbursement or receipt of funds of the Company outside the normal system of accountability; (c) payments, whether direct or indirect, to or from foreign or domestic governments, officials, employees or agents for purposes other than the satisfaction of lawful obligations, or any transaction which has as its intended effect the transfer of assets of the Company for the purpose of effecting such payment; (d) the improper or inaccurate recording of payments and receipts on the books of the Company; or (e) any other matters of similar nature involving disbursements of assets of the Company.

2.15 Inventories. The Company has sole custody and control of and maintains, to Sellers’ Knowledge, adequate insurance coverage on all materials, supplies, parts or other assets delivered to the Company by or on behalf of its customers for use in connection with projects the Company is undertaking for such customers (the “Customer Assets”); none of the Customer Assets have been damaged, lost, stolen, or otherwise suffered a material diminution in value from the time of receipt by the Company; and the Company has not received notice of any claim, loss, or damage related to the Customer Assets.

2.16 Employee Benefit Plans

(a) Schedule 2.16(a) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of the Company (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or (ii) the Company has had, has or may have any actual or contingent present or future liability or obligation. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Employee Plans”.

(b) With respect to each Employee Plan, the Sellers have provided to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any contracts or agreements relating to any Employee Plan, including, all trust agreements, insurance or annuity contracts, investment management agreements, record keeping agreements and other material documents or instruments related thereto; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company to the Company Employees concerning the extent of the benefits provided under a Employee Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Employee Plans at any time within the twelve months immediately following the date hereof; and (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) any non-discrimination testing results.

(c) Each Employee Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations; (ii) each Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations; (iv) for each Employee Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no “reportable event” (as such term is defined in Section 4043 of the Code) that could reasonably be expected to result in any liability; (vi) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Employee Plan; (vii) there is no present intention that any Employee Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Employee Plan at any time within the twelve months immediately following the date hereof; (viii) no Employee Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the Sarbanes-Oxley Act of 2002); and (ix) the Company has not incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(d) No Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and the Company has no obligation to contribute, and has not incurred any actual or contingent liability or obligation (including any obligation to make any contribution) to or in respect of any such plan. No Employee Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), and neither the Company nor any member of its Controlled Group has at any time sponsored or contributed to, or has or had any actual or contingent liability or obligation to or in respect of, any multiemployer plan.

(e) With respect to each Employee Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or to the Sellers’ Knowledge threatened; (ii) to the Sellers’ Knowledge no facts or circumstances exist that could give rise to any such actions, suits or claims; (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Employee Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service (the “IRS”) or other governmental agencies are pending, in progress or to the Sellers’ Knowledge threatened (including any routine requests for information from the PBGC).

(f) No Employee Plan or Legal Requirement exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the Contemplated Transactions (whether alone or in connection with any subsequent event(s)), could (i) result in severance pay, termination indemnity or any similar  payment or any increase in severance pay, termination indemnity or any similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Employee Plans, (iv) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Employee Plans which would not be deductible under Section 280G of the Code.

(g) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company relating to, or any change in employee participation or coverage under, any Employee Plan that would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(h) No compensation under any Employee Plan subject to Section 409A of the Code is or has been required to be includible in the gross income of any participant or beneficiary by reason of Section 409A(a)(i)(A) of the Code or is or has been subject to any additional tax under Section 409A(a)(i)(B) of the Code, and no amounts are or have been includible in any participants or beneficiaries by reason of Section 409A(b) of the Code.

2.17 Environmental Matters. Except as set forth in Schedule 2.17, to Sellers’ Knowledge, (a) the Company and its Predecessors are, and have been, in compliance with all material Environmental Laws, (b) there has been no release or threatened release of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or a Predecessor, (c) there have been no Hazardous Substances generated by the Company or a Predecessor that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States or in any other location throughout the world, (d) there are no underground or aboveground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing Equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by the Company or a Predecessor, except for the storage of hazardous waste in compliance with Environmental Laws and (e) the Sellers have made available to the Buyer true, accurate and complete copies of all environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments, in each case as amended and in effect. Set forth on Schedule 2.17 is a list of all locations at which the Company has stored or currently stores petroleum or any fraction thereof, petroleum products, or Hazardous Substances, with each such location being designated as either “Company Owned” or “Third Party Owned.” There are no pending environmental investigations or enforcement actions being conducted or to Sellers’ Knowledge threatened, with respect to the Company, the Business, or any properties at which the Business is conducted, by any Governmental Authority and no pending claims pertaining to environmental matters brought by third parties.

2.18 Contracts.

2.18.1 Contracts. Except as disclosed on Schedule 2.18, the Company is not bound by or a party to:

(a) any Contractual Obligation (or group of related Contractual Obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for either an aggregate or annual payments to or by the Company in excess of twenty-five thousand dollars ($25,000);

(b) (i) any capital lease or (ii) any other lease or other Contractual Obligation relating to the Equipment providing for annual rental payments in excess of twenty-five thousand dollars ($25,000), under which any Equipment is held or used by the Company;

(c) any Contractual Obligation, other than Real Property Leases or leases relating to the Equipment, relating to the lease or license of any Asset, including Technology and Intellectual Property (and including all customer license and maintenance agreements) that is not included on Schedule 2.13;

(d) any Contractual Obligation relating to the acquisition or disposition of (i) any business of the Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any asset other than in the Ordinary Course of Business;

(e) any Contractual Obligation under which the Company is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities, (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above.

(f) any Contractual Obligation concerning or consisting of a partnership, limited liability company or joint venture agreement or any other relationship involving the sharing of profits, losses or costs;

(g) any Contractual Obligation (or group of related Contractual Obligations) (i) under which the Company has created, incurred, assumed or guaranteed any Debt in excess of twenty-five thousand dollars ($25,000) or (ii) under which the Company has permitted any Asset to become subject to an Encumbrance;

(h) any Contractual Obligation under which any other Person has guaranteed any Debt of the Company;

(i) any Contractual Obligation to purchase goods or services exclusively from a given Person or Persons or purchase a minimum amount of goods or services from a given Person or Persons, or all or a portion of the supply of certain goods or services utilized by the Company from a given Person or Persons;

(j) any Contractual Obligation relating to non-competition (whether the Company is subject to or the beneficiary of such obligations);

(k) any Contracted Obligation having a “most favored nation” clause;

(l) any Contractual Obligation under which the Company is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or the Contemplated Transactions;

(m) any Contractual Obligation under which the Company is, or may, have any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this agreement or the Contemplated Transactions);

(n) any collective bargaining agreement or any other Contractual Obligation with any labor union or other employee representative of a group of employees;

(o) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company’s current or former directors, officers, and employees;

(p) any Contractual Obligation providing for the employment or consultancy (including on an independent contractor basis) with an individual (or in the case of a consultant or independent contractor, an entity) on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant (other than an Employee Plan);

(q) any agency, dealer, distributor, sales representative, marketing, handler, third party service provider, or other similar agreement;

(r) any Contractual Obligation under which the Company has advanced or loaned an amount to any of its Affiliates or employees other than in the Ordinary Course of Business;

(s) any performance, bid or completion bonds, surety or stand-alone indemnification agreements and other similar credit support obligations or arrangements in securing obligations in excess of twenty-five thousand ($25,000);

(t) any Contractual Obligation not entered into in the Ordinary Course of Business;

(u) any Contractual Obligation under which the consequences of breach, default or termination could have or could reasonably be expected to have a Material Adverse Effect; or

(v) any other Contractual Obligation (or group of related Contractual Obligations) the performance of which involves consideration in excess of twenty-five thousand dollars ($25,000) over the life of such Contractual Obligation.

The Sellers have delivered to the Buyer true, accurate and complete copies of each written Contractual Obligation listed on Schedule 2.18, in each case, as amended or otherwise modified and in effect.

2.18.2 Enforceability, etc. To the Sellers’ Knowledge, each Contractual Obligation required to be disclosed on Schedule 2.8 (Debt), Schedule 2.11 (Real Property Leases), Schedule 2.13 (Intellectual Property), Schedule 2.16(a) (Employee Benefit Plans), Schedule 2.18 (Contracts), Schedule 2.20 (Customers and Suppliers), Schedule 2.25 (Insurance), Schedule 2.30.1 (Surety Bonds) or Schedule 2.32 (Backlog) (each, a “Disclosed Contract”) is Enforceable against each party to such Contractual Obligation, and is in full force and effect, and will continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions. To the Sellers’ Knowledge no event has occurred that with notice or lapse of time, or both would constitute a material breach or material default by the Company or any other party under any Disclosed Contract.

2.18.3 Breach, etc. Neither the Company nor, to the Sellers’ Knowledge, any other party to any Disclosed Contract is in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract (including all performance bonds, warranty obligations or otherwise). The Company has not received notice from any other party to any Disclosed Contract or to the Sellers’ Knowledge has any reason to believe that such party intends to terminate such Disclosed Contract or alter in any way the relationship of the parties under such Disclosed Contract.

2.18.4 Bids. Schedule 2.18.4 sets forth a complete and accurate list of each outstanding bid or proposal for business submitted by the Company.

2.19 Affiliate Transactions. Except for the matters disclosed on Schedule 2.19, neither the Sellers nor any Affiliate of the Sellers is an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, the Company. Except as disclosed on Schedule 2.19, neither the Sellers nor any Affiliate of the Sellers own any Asset used in, or necessary to, the Business.

2.20 Customer and Supplier. Schedule 2.20 sets forth a complete and accurate list of (a) the ten largest customers of the Company (measured by aggregate billings) during the nine months ended September 30, 2008, indicating the existing Contractual Obligations with each such customer by product or service provided and (b) the ten largest suppliers of materials, products or services to the Company (measured by the aggregate amount purchased by the Company) during the nine months ended September 30, 2008, indicating the Contractual Obligations for continued supply from each such supplier. The relationships of the Company with the customers and the suppliers required to be listed on Schedule 2.20 are good commercial working relationships and none of such customers or the suppliers has canceled, terminated or otherwise altered (including any reduction in the rate or amount of sales or purchases, material increase in the prices charged or paid, or change to the supply or credit terms, as the case may be) or notified the Company of any intention to do any of the foregoing or, to Sellers’ Knowledge, otherwise threatened in writing to cancel, terminate or alter (including any reduction in the rate or amount of sales or purchases, material increase in the prices charged or paid, or change to the supply or credit terms, as the case may be) its relationship with the Company. As of the date hereof, to the Sellers’ Knowledge, there is no reason to believe that there could be any change in the relationships of the Company with any of its customers or suppliers as a result of the Contemplated Transactions. The Sellers have no notice of any facts or circumstances that has or could result in a change in the relationship that Company has with any of its material customers and suppliers.

2.21 Customer Warranties. Except as set forth on Schedule 2.21, there have been no pending, nor to the Sellers’ Knowledge, threatened, claims under or pursuant to any warranty, whether expressed or implied, on the products or services sold prior to the Closing Date by the Company that are not disclosed or referred to in the Audited Financials and that are not fully reserved against in accordance with GAAP. All of the services rendered by the Company (whether directly or indirectly through independent contractors) have been performed in conformity with all express warranties and, in all material respects, with all applicable contractual commitments, and the Company does not have nor shall it have any Liability for replacement or repair or for other damages relating to or arising from any such services, except for amounts incurred in the Ordinary Course of Business. None of the Company’s Contractual Obligations with any customer contains any unusual warranty provisions that would impose material liability on the Company. Set forth on Schedule 2.21 are the aggregate amount of warranty claims incurred by the Company during the last three completed fiscal years. To the Sellers’ Knowledge, there is no reason to expect an increase in the amount of warranty claims in the future.

2.22 Capital Expenditures and Investments. The Company’s outstanding Contractual Obligations and budget for capital expenditures and Investments are set forth on Schedule 2.22, which includes a schedule of all monies disbursed on account of capital expenditures and Investments made by the Company since the Most Recent Balance Sheet Date.

2.23 Employees.

2.23.1 All present employees of the Company are listed on Schedule 2.23. Except as set forth on Schedule 2.23, the Company is not a party to any written or oral agreement with any employee or former employee. Schedule 2.23 lists those employees of the Company who are bound to non-competition agreements with the Company.

2.23.2 Schedule 2.23 lists all independent contractors who have provided services to the Company from December 31, 2006 through the date of this Agreement to whom the Company paid in excess of twenty five thousand dollars ($25,000).

2.23.3 Except as disclosed on Schedule 2.23, there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Sellers’ Knowledge, threatened between the Company, on the one hand, and its employees, on the other hand. Except as disclosed on Schedule 2.23, (a) no employee of the Company is represented by a labor union, (b) the Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (c) during the past five years there have been no strikes, slowdowns, work stoppages, disputes, lockouts, or to the Sellers’ Knowledge threats thereof, by or with respect to any employees of the Company, (d) no petition has been filed or proceedings instituted by an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative and (e) there is no organizational effort currently being made or, to Sellers’ Knowledge, threatened by, or on behalf of, any labor union to organize employees of the Company and no demand for recognition of employees of the Company has been made by, or on behalf of, any labor union. The Company is not a party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Authority relating to employees or employment practices. The Company is in compliance with applicable Legal Requirements, Contractual Obligations, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, the obligations of the Fair Labor Standards Act and the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), and all other notification and bargaining obligations arising under any collective bargaining agreement, by Legal Requirement or otherwise. The Company has not effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company without complying with all provisions of WARN, or implemented any early retirement, separation or window program within the past five years, nor has the Company planned or announced any such action or program for the future. No executive officer’s or other key employee’s employment with the Company has been terminated for any reason nor has any such officer or employee notified the Company of his or her intention to resign or retire since the Most Recent Balance Sheet Date.

2.23.4 The Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, overtime pay, commissions, bonuses, benefits or other compensation for any services or otherwise arising under any policy, practice, Contractual Obligation, plan, program or material Legal Requirement. None of the Company’s employment policies or practices is currently being audited or, to Sellers’ Knowledge, investigated by any Governmental Authority. There is no pending or, to the Sellers’ Knowledge, threatened Action, unfair labor practice charge, or other charge or inquiry against the Company brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company’s employees, or other individual or any Governmental Authority with respect to employment practices brought by or before any Governmental Authority.

2.23.5 None of the Sellers, and to the Sellers’ Knowledge, no other employee, officer, contractor or consultant of the Company is (i) obligated under any applicable Law or under any Contractual Obligation of any nature, or is subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s, officer’s, contractor’s or consultant’s best efforts to promote the interests of the Company or that would conflict with the Business, and (ii) a party to any Contractual Obligation pursuant to which the conduct of the Business has or will, and the consummation of the Contemplated Transactions will, conflict with or result in a breach of the terms, conditions or provisions, or constitute a default under such Contractual Obligation.

2.24 Litigation; Government Orders

2.24.1 Litigation. Except as disclosed on Schedule 2.24, there is no Action to or otherwise involving the Company, which the Company or any of its employees, officers, or directors in such capacities is a party (either as plaintiff or defendant), to which its Assets are subject pending, or to the Sellers’ Knowledge, threatened. There is no Action to which the Company is a party (either as plaintiff or defendant) or to which its Assets are subject pending, or to the Sellers’ Knowledge, threatened, which (a) in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or delay the consummation of, or otherwise relates to, this Agreement and the Contemplated Transactions, or (b) may result in any change in the current equity ownership of the Company, nor, to the Sellers’ Knowledge, is there any basis for any of the foregoing. Except as disclosed on Schedule 2.24, there is no Action which the Company presently intends to initiate. The Sellers have no notice of any facts or circumstances that could result in any Action to which the Company is a party (either as plaintiff or defendant) or to which its Assets are subject.

2.24.2 Government Orders. Except as disclosed on Schedule 2.24, no Government Order has been issued which is applicable to, or otherwise affects, the Company or its Assets or the Business.

2.25 Insurance. Schedule 2.25 sets forth a list of insurance policies, including policies by which the Company, or any of its Assets, employees, officers or directors or the Business has been insured since December 31, 2005 (the “Liability Policies”) and, with respect to such Liability Policies under which the Company, or any of its Assets, employees, officers or directors or the Business is currently insured, their respective expiration dates. The list includes for each Liability Policy the type of policy, form of coverage, policy number and name of insurer. The Sellers have made available to the Buyer true, accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. Schedule 2.25 describes any self-insurance arrangements affecting the Company. To Sellers’ Knowledge, the Company has since December 31, 2005 maintained in full force and effect with financially sound and reputable insurers insurance with respect to its Assets and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases or other Contractual Obligations. Except as disclosed on Schedule 2.25, no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (b) has provided any notice of cancellation or any other indication and neither the Sellers nor the Company have any reason to believe that any insurer plans to cancel any Liability Policy or raise the premiums or alter the coverage under any Liability Policy.

2.26 Banking Facilities. Schedule 2.26 sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding powers of attorney executed by or on behalf of the Company.

2.27 Powers of Attorney. Except as set forth on Schedule 2.27, the Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof).

2.28 No Brokers. Except as set forth on Schedule 2.28, no broker, finder, investment bank or similar agent is entitled to any brokerage, finders’ or other similar fee, compensation or reimbursement in connection with the Contemplated Transactions based upon agreements or arrangements made by or on behalf of (or the conduct of) the Company, the Sellers or any of their respective Affiliates.

2.29 Disclosure. The representations and warranties contained in this Section 2 and in the documents, instruments, certificates and Schedules, furnished by the Company or the Sellers to the Buyer and its Representatives pursuant to this Agreement do not contain any untrue statement of fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading. To the Sellers’ Knowledge, there is no material fact which has not been disclosed to the Buyer which materially and adversely affects the Sellers’ ability to consummate the transactions contemplated hereby.

2.30 Surety Bonds.

2.30.1 To the Sellers’ Knowledge, the Company has posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) required to be posted in connection with its operations. Schedule 2.30.1 contains a true and complete list of all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) posted by the Company in connection with its operations (collectively, the “Surety Bonds”) including the name of each surety and the cost of completion as of November 30, 2008 for the project or job secured by such Surety Bond.

2.30.2 Except as disclosed in Schedule 2.30.2, the Company is in compliance in all material respects with all Surety Bonds applicable to it, and the operation of the Company’s Business and the state of reclamation with respect to the Surety Bonds are “current” or in “deferred status” regarding reclamation obligations and otherwise is in compliance in all material respects with all applicable reclamation and other applicable Legal Requirements.

2.31 Consents. Schedule 2.31 contains a list of all consents required under any Contractual Obligation having a value of greater than $10,000 or which is otherwise material to the Company. Except as set forth in Schedule 2.31, the Company will obtain each of the consents set forth on Schedule 2.31 and deliver fully executed copies of such consents to the Buyer.

2.32 Backlog. Schedule 2.32 sets forth a complete and accurate list of: (i) on a contract-by-contract basis, the Contractual Obligations underlying the Company’s Backlog, including the specific amount of Backlog attributable to each such Contractual Obligation as of the Closing Date along with a description of the remaining work to be performed under each such uncompleted Contractual Obligation and (ii) with respect to projects included in the Company’s Backlog as of the Closing Date for which the Company has received written notice of selection but has not yet negotiated a price, a description of each such project, including the specific amount of Backlog attributable to each such project. The Backlog amounts set forth on Schedule 2.32, both individually and in the aggregate, constitute the Sellers’ best reasonable estimates of such amounts as of the date of this Agreement. Since the date of the Most Recent Balance Sheet, there has not been 10% or more reduction in total Backlog. The Sellers have delivered to the Buyer true, accurate and complete copies of each written Contractual Obligation listed on Schedule 2.32, in each case, as amended or otherwise modified and in effect.

3. SEVERAL BUT NOT JOINT REPRESENTATIONS AND WARRANTIES OF THE SELLERS

In order to induce the Buyer to enter into and perform its obligations under this Agreement and to consummate the contemplated transactions, each Seller as to himself or herself hereby severally, but not jointly, represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows:

3.1 Ownership. The Shares held by such Seller are held of record and beneficially owned by such Seller free and clear of all Encumbrances. Such Seller has full right, power and authority to transfer and deliver to the Buyer valid title to such Seller’s Shares, free and clear of all Encumbrances. Immediately following the Closing, the Buyer will be the record and beneficial owner of such Seller’s Shares, and will have good and marketable title to such Seller’s Shares, free and clear of all Encumbrances. The assignments, endorsements, stock powers and other instruments of transfer delivered by such Seller to the Buyer at Closing will be sufficient to transfer such Seller’s entire interest, legal and beneficial, in such Seller’s Shares to the Buyer.

3.2 Encumbrances. Except as set forth on Schedule 3.2, there are no voting trusts, proxies or other Contractual Obligations of any character to which such Seller is a party or by which such Seller is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or similar interests of the Company. There are no existing Contractual Obligations between any such Seller on the one hand, and any other Person, on the other hand, regarding the Shares.

3.3 Power and Authorization. The execution, delivery and performance by such Seller of this Agreement and the consummation of the Contemplated Transactions are within the power and authority of such Seller. This Agreement has been duly executed and delivered by such Seller and is a legal, valid and binding obligation of such Seller, Enforceable against such Seller in accordance with its terms.

3.4 Noncontravention. Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by such Seller of this Agreement nor the consummation of the Contemplated Transactions will:

3.4.1 violate any provision of any Legal Requirement applicable to such Seller;

3.4.2 result in a breach or violation of, default under, or give rise to a right for any third-party to terminate or any prepayment penalty under any material Contractual Obligation of such Seller; or

3.4.3 require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any material Contractual Obligation of any such Seller.

3.5 Compliance Representations.

3.5.1 No petition under the federal bankruptcy Laws or any state insolvency Law has been filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of, (i) such Seller (ii) any partnership in which such Seller was a general partner at or within two years before the date of this Agreement, or (iii) any corporation or business association of which any such Seller was an executive officer at or within two years before the date of this Agreement.

3.5.2 Such Seller, within the last five (5) years, has not been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) nor, to such Seller’s Knowledge, is such Seller named a subject or target of a pending criminal proceeding or investigation.

3.5.3 Such Seller has not been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such Seller from, or otherwise limiting such Seller’s involvement in, any of the following activities:

(a) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other Person regulated by the Commodity Futures Trading Commission, or as an associated Person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated Person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(b) engaging in any type of business practice; or

(c) engaging in any activity in connection with the purchase or sale of any security or commodity, or in connection with any violation of federal or state securities Laws or federal commodities Laws.

3.5.4 Such Seller has not been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days such Seller’s right to engage in any activity described in subparagraph (3.6.3) above, or to be associated with Persons engaged in any such activity.

3.5.5 Such Seller has not been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities Law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated.

3.5.6 Such Seller has not been found by a court of competent jurisdiction in a civil action or by the Commodities Futures Trading Commission to have violated any federal commodities Law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

3.5.7 To such Seller’s Knowledge, such Seller has not been involved in any of the following matters: (a) making any political contributions that would be illegal under any Law; (b) the disbursement or receipt of funds of the Company outside the normal system of accountability; or (c) payments, whether direct or indirect, to or from foreign or domestic governments, officials, employees or agents for purposes other than the satisfaction of lawful obligations, or any transaction which has as its intended effect the transfer of assets of such Seller for the purpose of effecting such payment.

3.6 Securities Law Matters.

3.6.1 Such Seller acknowledges that he or she understands that the Buyer Common Stock to be issued to him or her by the Buyer as part of the Purchase Price are restricted shares that are not registered under the 1933 Act in reliance upon the Section 4(2) private placement exemption contained therein.

3.6.2 The Buyer Common Stock that will be acquired by such Seller pursuant to this Agreement is being acquired for such Seller’s own account and not with a view to, or intention of, distribution thereof in violation of the 1933 Act, or any applicable state securities Laws, and the Buyer Common Stock will not be disposed of by any Seller in contravention of the 1933 Act or any applicable state securities Laws.

3.6.3 Such Seller is an “accredited investor” as defined in Rule 501(a) under the 1933 Act, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Buyer Common Stock and make an informed investment decision.

3.6.4 Such Seller has had an opportunity to ask questions and receive answers concerning the Buyer and the Buyer Common Stock and has had full access to such other information concerning the Buyer and the Buyer Common Stock as such Seller has requested or which has been filed by the Buyer with the SEC.

3.6.5 Such Seller acknowledges that he or she understands that he or she must bear the economic risk of its acquisition of the Buyer Common Stock issued to him or her by the Buyer as part of the Purchase Price for an indefinite period of time because (a) the acquisition of the Buyer Common Stock pursuant to this Agreement has not, and the resale of such Buyer Common Stock will not be, registered under the 1933 Act or any state securities Laws; (b) the Buyer Common Stock is subject to the vesting requirements set forth in Section 1.2; and (c) the Buyer Common Stock may only be transferred by such Seller in accordance with the transfer restrictions set forth in the Buyer’s Organizational Documents, including the Amended and Restated Bylaws of the Buyer and the PBSJ Corporation 2008 Restricted Stock Plan, as amended, copies of which has been previously provided to such Seller. Such Seller acknowledges that he or she understands that the certificates evidencing the Buyer Common Stock will bear a restrictive legend prohibiting the transfer thereof except in compliance with the applicable state and federal securities Laws, the Buyer’s Organizational Documents and this Agreement and may not be transferred except in compliance therewith.

Such Seller has discussed with and relied upon the advice of its independent legal counsel, tax and financial advisors with regard to the meaning and legal consequences of such Seller’s representations and warranties contained herein and the considerations involved in making an investment in the Buyer Common Stock, and such Seller understands that the Buyer is relying on the information set forth herein.

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER

In order to induce the Sellers to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Buyer hereby represents and warrants to the Sellers, as of the date hereof and as of the Closing Date, as follows:

4.1 Organization. The Buyer is a corporation duly incorporated, validly existing and is in active status under the laws of the State of Florida with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets.

4.2 Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement (a) has been duly executed and delivered by the Buyer and (b) is a legal, valid and binding obligation of the Buyer, Enforceable against the Buyer in accordance with its terms.

4.3 Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement or (b) the consummation of the Contemplated Transactions by the Buyer.

4.4 Noncontravention. Except as set forth on Schedule 4.4, neither the execution, delivery and performance by the Buyer of this Agreement nor the consummation of the Contemplated Transactions will:

4.4.1 violate any provision of any Legal Requirement applicable to the Buyer;

4.4.2 result in a breach or violation of, or default under, any material Contractual Obligation of the Buyer;

4.4.3 require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any material Contractual Obligation; or

4.4.4 result in a breach or violation of, or default under, the Buyer’s Organizational Documents.

4.5 Securities Law Matters.

4.5.1 The Buyer acknowledges that it understands that the Shares that will be issued to the Buyer at Closing are restricted shares that are not registered under the 1933 Act in reliance upon the Section 4(2) private placement exemption contained therein.

4.5.2 The Shares that will be acquired by the Buyer pursuant to this Agreement are being acquired for the Buyer’s own account and not with a view to, or intention of, distribution thereof in violation of the 1933 Act, or any applicable state securities Laws, and the Shares will not be disposed of by the Buyer in contravention of the 1933 Act or any applicable state securities Laws.

4.6 No Brokers. Except as set forth in Schedule 4.6, no broker, finder, investment bank or similar agent is entitled to any brokerage, finders’ or other similar fee, compensation in connection with the Contemplated Transactions based upon agreements or arrangements made by or on behalf of (or the conduct of) Buyer or its Affiliates (other than the Company).

5. CLOSING CONDITIONS

5.1 Conditions to Buyer’s Obligations. Each and every obligation of the Buyer under this Agreement to consummate the Closing and effect the transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by the Buyer.

5.1.1 Representations and Warranties; Covenants. The representations and warranties contained in Sections 2 and 3 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by materiality (including terms such as “material” and “Material Adverse Effect”) in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date. The Sellers shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date.

5.1.2 No Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change.

5.1.3 Consents and Approvals. Each of the authorizations, consents and approvals required to be obtained by the Company to consummate the transactions contemplated by this Agreement, as set forth on Schedule 2.31, shall have been obtained, and copies thereof shall have been delivered to Buyer.

5.1.4 Corporate Matters. The Buyer shall have received evidence to its reasonable satisfaction that the redemption of the minority stockholders of the Company has occurred and that the Sellers own all of the outstanding capital stock of the Company.

5.1.5 New Surety Program. The Buyer shall have received evidence to its reasonable satisfaction that the Company has established a new Surety program with terms reasonably satisfactory to the Buyer to permit the Company to operate in Ordinary Course of Business following the Closing.

5.1.6 No Proceeding or Litigation. No preliminary or permanent injunction or other Government Order, or any Law or Government Order promulgated or enacted by any Governmental Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

5.1.7 Estimated Closing Certificate. The Buyer shall have agreed with the Estimated Closing Balance Sheet and to the Estimated NBV set forth in the Estimated Closing Certificate.

5.1.8 Employment Agreements. Each of Mitchell, Stewart and Vargas shall have executed and delivered to the Buyer the Employment Agreements in the form attached hereto as Exhibit 5.1.8.1, Exhibit 5.1.8.2 and Exhibit 5.1.8.3, respectively.

5.1.9 Escrow Agreement. Each of the Sellers shall have executed and delivered to the Buyer the Escrow Agreement in the form attached hereto as Exhibit 5.1.9.

5.1.10 Stock Certificates. The Buyer shall have received the certificates evidencing the Shares duly endorsed (or accompanied by duly executed stock transfer powers).

5.1.11 Termination of Certain Obligations. The Buyer shall have received copies of payoff or estoppel letters or other evidence reasonably satisfactory to it, of the termination, at or prior to Closing, of the items of Debt set forth on Schedule 5.1.11.

5.1.12 UCC-3. The Sellers shall have delivered appropriate termination statements under the Uniform Commercial Code and other instruments and releases as may be requested by the Buyer to extinguish all Encumbrances of the Company and all security interests related thereto to the extent directed by the Buyer, other than with respect to the Permitted Encumbrances.

5.1.13 Other Deliverables. At the Closing, Sellers shall have delivered to Buyer all of the following documents:

(a) a certificate, duly executed by each of the Sellers and dated as of the Closing Date, to the effect that the conditions specified in Sections 5.1.1 and 5.1.2 have been satisfied;

(b) all existing minute books, equity transfer records, corporate seals and other materials relating to the Company’s corporate administration which are in the possession of Sellers or the Company;

(c) a certificate from the Secretary or other officer of the Company, dated as of the Closing Date, attaching a true and complete copy of the Articles of Incorporation and Bylaws of the Company and attaching thereto the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby;

(d) an active status or similar certificate of the Company from the Secretary of State of Florida dated no more than three (3) days prior to the Closing Date;

(e) a certificate in the form of Exhibit 9.1.12; and

(f) such other documents relating to the transactions contemplated by this Agreement as the Buyer may reasonably request.

5.2 Conditions to Sellers’ Obligations. Each and every obligation of the Sellers under this Agreement to consummate the Closing and effect the transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by the Sellers.

5.2.1 Representations and Warranties; Covenants. The representations and warranties contained in Section 4 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by materiality (including terms such as “material” and “Material Adverse Effect”) in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date. The Buyer shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date.

5.2.2 No Material Adverse Change. Since the date of this Agreement, there shall have been no change in, or effect on, the business, operations, assets, prospects or condition (financial or otherwise) of the Buyer which, when considered either individually or in the aggregate together with all other adverse changes or effects, is, or is reasonably likely to be, materially adverse to the business, operations, assets, prospects or condition (financial or otherwise) of the Buyer, taken as a whole, excluding any changes in general economic, industry, financial market or similar conditions.

5.2.3 Estimated Closing Certificate; Minimum Valuation Price. The Sellers shall have agreed with the Estimated Closing Balance Sheet and to the Estimated NBV set forth in the Estimated Closing Certificate. The Valuation Price shall not be less than $20.00 per share.

5.2.4 No Proceeding or Litigation. No preliminary or permanent injunction or other Government Order, or any Law or Government Order promulgated or enacted by any Governmental Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

5.2.5 Employment Agreements. Each of the Company and the Buyer shall have executed and delivered to the Sellers the Employment Agreements in the form attached hereto as Exhibit 5.1.8.1, Exhibit 5.1.8.2 and Exhibit 5.1.8.3, respectively.

5.2.6 Escrow Agreement. The Buyer shall have executed and delivered to the Sellers the Escrow Agreement in the form attached hereto as Exhibit 5.1.9.

5.2.7 Other Deliverables. At the Closing, the Buyer shall have delivered to the Sellers all of the following documents:

(a) a certificate, duly executed by the Buyer and dated as of the Closing Date, to the effect that the conditions specified in Sections 5.2.1 and 5.2.2 have been satisfied;

(b) a certificate from the Secretary or other officer of the Buyer, dated as of the Closing Date, attaching a true and complete copy of the Articles of Incorporation and Bylaws of the Buyer and attaching thereto the resolutions duly adopted by the Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby;

(c) an active status or similar certificate of the Company from the Secretary of State of Florida dated no more than three (3) days prior to the Closing Date; and

(d) such other documents relating to the transactions contemplated by this Agreement as the Sellers may reasonably request.

6. PRE-CLOSING COVENANTS

Each of the parties hereto agrees as follows with respect to the period between the execution of this Agreement and the Closing:

6.1 Operation of Business. The Sellers will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, without the written consent of the Buyer. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction of the sort described in Section 2.7, without the written consent of the Buyer.

6.2 Notices and Consents. The Sellers will, and will cause the Company to, give any notices to, make any filings with, and use each of their reasonable best efforts to obtain any authorizations, consents, and approvals of any Governmental Authority and third party required for the valid execution, delivery and performance of this Agreement and the transactions contemplated hereby.

6.3 Full Access. The Sellers will permit, and will cause the Company to permit, representatives of the Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company.

6.4 Exclusivity. The Sellers will not (and will cause the Company not to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. No Seller will vote its Shares in favor of any such action.

6.5 Notice of Developments. Each of the parties hereto will give prompt written notice to the others of any material adverse development causing a breach of any of his, her, or its own representations and warranties in this Agreement; provided, however, that no such disclosure by any party shall be deemed to amend or supplement any provision of this Agreement (including any Schedule or Exhibit) or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

6.6 Further Pre-Closing Assurances. The Sellers will use their best efforts to take or cause to be taken, all actions, and to do, or cause to be done, all things necessary and required to consummate the Contemplated Transactions, including , without limitation, using its best efforts necessary to (i) obtain all necessary waivers, consents and approvals from other parties to Disclosed Contracts; (ii) obtain all necessary Permits, consents, approvals and authorizations as are required to be obtained under Law; (iii) lift or rescind any injunction or restraining order or other Government Order adversely affecting the ability of the parties to consummate the Contemplated Transactions and (iv) to fulfill all conditions to their obligations under this Agreement.

7. POST-CLOSING COVENANTS

7.1 Release. Effective as of the Closing, each Seller hereby releases, remises and forever discharges any and all rights and claims that it has had, now has or might now have against the Company, except for rights and claims arising from or in connection with this Agreement and the Employment Agreements and except for any rights of indemnification, contribution or similar rights arising under the Organizational Documents, any applicable statute, or insurance contract.

7.2 Confidentiality.

7.2.1 The Sellers acknowledge that the success of the Company and the Buyer after the Closing depend upon the continued preservation of the confidentiality of certain information possessed by the Sellers, that the preservation of the confidentiality of such information by the Sellers is an essential premise of the bargain between the Sellers and the Buyer, and that the Buyer would be unwilling to enter into this Agreement in the absence of this Section 7.2.1. Accordingly, the Sellers hereby agree with the Buyer that the Sellers and their Representatives will not, and that the Sellers will cause their Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Buyer, disclose or use, any confidential or proprietary information involving or relating to the Business, the Company or the Buyer, including (1) customer and supplier information, including lists of names and addresses of customers and suppliers of the Buyer, the Company or their Affiliates, (2) business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates, (3) market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Company or the Buyer, (4) information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities of the Company’s or the Buyer’s information systems, Company Software, Company Technology, Buyer Software and Buyer Technology, and (5) information identified as confidential and/or proprietary in internal documents of the Company or the Buyer; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, however, that the provisions of this Section 7.2.1 will not prohibit any retention of copies of records or disclosure (a) required by any applicable Legal Requirement so long as reasonable prior notice is given to the Buyer of such disclosure and a reasonable opportunity is afforded to the Buyer to contest the same or (b) made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions. Each Seller agrees that it will be responsible for any breach or violation of the provisions of this Section 7.2.1 by any of its Representatives.

7.2.2 Notwithstanding the foregoing, the Sellers, and each of its Representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to the Sellers relating to such tax treatment and tax structure, all as contemplated by Treasury Regulations section 1.6011-4(b)(3)(iii).

7.3 Publicity. No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Buyer and the Sellers; provided, however, that the provisions of this Section 7.3 will not prohibit (a) any disclosure required by any applicable Legal Requirements, including any disclosure necessary or desirable to provide proper disclosure under the securities Laws or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.

7.4 Covenant Against Competition.

7.4.1 Noncompetition. Each Seller on his own behalf and on behalf of each of his Affiliates, covenants that from the period commencing on the Closing Date and ending three (3) years after the Closing Date, neither he or she nor his or her Affiliates will for his or her or their own account or jointly with another, directly or indirectly, for or on behalf of any Person, as principal, agent or otherwise:

(a) (A) own, manage or control, or become engaged or serve as a shareholder, bondholder, creditor, officer, director, partner, member, employee, agent, consultant, advisor, contractor with, employer or representative of, or in any similar capacity, or (B) give financial, technical or other assistance to, otherwise invest or have a financial interest in, or in exchange for compensation otherwise associate with any Person, business or enterprise that competes directly or indirectly with the Company or the Business anywhere within the States of Florida or Georgia (the “Territory”); provided however, that the Sellers and their Affiliates may passively hold up to 1% of the outstanding publicly traded securities of a Person engaged in the Business for investment purposes only;

(b) recruit, induce, solicit for employment, or employ, or in any manner attempt to recruit, induce, solicit or employ, any person employed by the Company, or any other person employed (or who had been so employed during the preceding twelve (12) months prior to the Closing Date) by the Company, whether or not such employment is (or was) pursuant to a written contract and whether or not such employment is (or was) at will;

(c) solicit, contact or deal with: (i) any Person that is at such time, or in the case of the Company during the five-year period preceding the Closing Date was, a customer, supplier or business associate of the Company, or (ii) any Person from whom the Company solicited business or with whom the Company discussed a potential business relationship at any time during the five-year period preceding the Closing Date, in each case, for the purpose of offering or providing services or products which are competitive with services or products provided by the Company;

(d) cause or seek to cause to be terminated or adversely affected, or otherwise interfere with, any agreement or arrangement of any kind to which the Company is a party or from which it benefits; or

(e) seek to interfere with or adversely affect the ongoing relationships between the Company, on the one hand, and its suppliers, customers and professional and business contacts, on the other.

7.4.2 Acknowledgement. The Sellers acknowledge that the Company conducts business throughout the Territory. Accordingly, the Sellers agree that the Territory is reasonable to protect the legitimate business interests of the Buyer. The Sellers agree that any reduction to the Territory would seriously undermine the efficacy of this Section 7.4 and the protections that it is intended to provide. The Sellers acknowledge and agree that the covenants contained in this Section 7.4 are essential elements of this Agreement and that but for these covenants the Buyer would not have agreed to purchase the Shares. The Sellers further expressly agree and acknowledge that the confidentiality, nonsolicitation and non-competition covenants contained in this Agreement: (i) are reasonable and necessary for the protection of the Buyer with respect to the covenants’ respective stated purposes, time, scope and geographic area, and supported by adequate consideration; (ii) are necessary for the protection of the Buyer’s legitimate business interests, including the trade secrets, goodwill, and relationships with customers and suppliers purchased by the Buyer pursuant to this Agreement; and (iii) are not unduly restrictive of any rights of the Sellers. The Sellers further expressly agree and acknowledge that they have sufficient employment alternatives and sufficient assets such that the Sellers do not have to compete with the Buyer or the Company or impermissibly use the Business’ confidential, proprietary, trade secret information described in this Agreement during the term of this Section 7.4 in order to earn a living. The existence of any claim or cause of action against the Buyer by the Sellers, whether predicated on the Buyer’s breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of the covenants contained in this Section 7.4.

7.4.3 Injunction. The Sellers agree that a violation of the terms, provisions, covered obligations, duties and conditions described in this Agreement will give rise to the Buyer’s causes of action (including breach of this Agreement) against Sellers for, among other relief, issuance of injunctive relief, issuance of a temporary restraining order, recovery of damages and recovery of the Buyer’s costs, attorneys’ fees, and expert witness fees. The Sellers further agree that it is difficult to calculate the amount and extent of any damages caused by such a violation and such a violation threatens to injure or actually does injure the Buyer and the Company’s property. The Sellers agree that the Buyer shall have the non-exclusive right to apply for and to receive a temporary restraining order, a temporary or preliminary and a permanent injunction to enforce the terms, provisions, covenants, obligations, duties and conditions described in this Section 7.4. The Sellers further agree that the Buyer, in applying for or receiving any restraining order or injunctive relief, need only post, and shall only be required to post, a bond of not more than $1,000.

7.4.4 Specific Performance. If any Seller commits a breach of any of the provisions of this Section 7.4, the Buyer shall have the right and remedy, in addition to any others that may be available, at Law or in equity, to: (i) have the provisions of this Section 7.4 specifically enforced by any court in any country having jurisdiction, through injunctive or other relief, it being acknowledged that any such breach will cause irreparable injury to the Buyer, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the Buyer; and (ii) collect all reasonable costs of enforcement of this Agreement, including reasonable attorneys’ fees and costs, from the Seller that commits such breach.

7.4.5 Severability. If any covenant or restriction contained in this Section 7.4, or any part thereof, is hereafter construed or found to be invalid or unenforceable in part or in whole, this shall not effect the remainder of the covenants or restrictions, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall enforce such invalid covenant or restriction to the maximum extent possible under applicable Law including, the maximum permissible time, scope and geographic area for such covenant or restriction.

7.5 Further Post-Closing Assurances. From and after the Closing Date, upon the request of the Sellers or the Buyer, each party will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions. The Sellers will not take any action that is designed or intended to have the effect of discouraging any employee, lessor, licensor, supplier, distributor or customer of the Company or other Person with whom the Company has a relationship from maintaining the same relationship with the Company after the Closing as it maintained prior to the Closing.

7.6 Cooperation Regarding Financial Statements. The Sellers shall use their best efforts to assist and cooperate with the efforts of the Buyer and its accountants and auditors to prepare and audit any financial statements (including but not limited to pro forma financial statements) that the Buyer will be required to prepare, file or furnish pursuant to any applicable securities laws or exchange requirements, including the 1933 Act, the Exchange Act of 1934, as amended, the rules and regulations of the SEC promulgated thereunder, or under any other applicable Laws.

7.7 Bonus Pool. Following the Closing, the Buyer agrees to make available to the Company a bonus pool of that number of shares of Buyer Common Stock, calculated by dividing One Million Dollars and no cents ($1,000,000.00) by the Valuation Price (and rounded down to the nearest whole number of shares) (the “Bonus Pool”) to incentivize the employees of the Company identified on Schedule 7.7 (the “Designated Employees”) to remain employed with the Company after the Closing; provided, however, that in no event will the Buyer make available fewer than 25,000 shares of the Buyer Common Stock to Designated Employees in connection with this Section 7.7 (even if the Valuation Price exceeds $40.00 per share) nor more than 50,000 shares of the Buyer Common Stock to the Designated Employees in connection with this Section 7.7 (even if the Valuation Price is below $20.00 per share). The amount of shares of Buyer Common Stock to which each Designated Employee is entitled to is set forth next to such Designated Employee’s name on Schedule 7.7. The Buyer Common Stock to be granted under the Bonus Pool will be granted pursuant to, and subject to the terms and conditions of, The PBSJ Corporation 2008 Employee Restricted Stock Plan, as amended, and the related award agreement and will vest three (3) years after the Closing Date, provided that such Designated Employee is still employed by the Company at the time of vesting. The Buyer Common Stock granted under the Bonus Pool will be subject to the transfer restrictions imposed by all applicable Legal Requirements, including the 1933 Act and the Organizational Documents of the Buyer.

7.8 Certain Consents. If any consent set forth on Schedule 2.31 is not obtained before or on the Closing Date and the Closing is nevertheless consummated, Sellers agree to continue to use commercially reasonable efforts to obtain all such consents as have not been obtained prior to such date.

8. INDEMNIFICATION.

8.1 Indemnification by the Sellers – Joint and Several. Subject to the limitations set forth in this Section 8, the Sellers will jointly and severally indemnify and hold harmless the Buyer and each of its Affiliates (including, following the Closing, the Company), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Government Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

8.1.1 any fraud of the Sellers or any breach of, or inaccuracy in, any representation or warranty made by the Sellers in Section 2.

8.2 Indemnification by each Seller – Several but not Joint. Subject to the limitations set forth in this Section 8, each Seller as to himself or herself will severally, but not jointly, indemnify and hold harmless the Buyer Indemnified Persons, from, against and in respect of any and all Losses, incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

8.2.1 any fraud of such Seller or any breach of, or inaccuracy in, any representation or warranty made by such Seller in Section 3; or

8.2.2 any breach or violation of any covenant or agreement of such Seller to the extent required to be performed or complied with by such Seller (including under this Section 8) in or pursuant to this Agreement.

8.3 Indemnity by the Buyer. Subject to the limitations set forth in this Section 8, the Buyer will indemnify and hold harmless the Sellers and the Sellers’ Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

8.3.1 any fraud of the Buyer or any breach of, or inaccuracy in, any representation or warranty made by the Buyer in Section 4; or

8.3.2 any breach or violation of any covenant or agreement of the Buyer (including under this Section 8) or any covenant or agreement of the Company to the extent required to be performed or complied with by the Company after the Closing, in either case in or pursuant to this Agreement.

8.4 Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to this Section 8 after the lapse of twenty-four (24) months following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement, a claim may be made or suit instituted seeking indemnification pursuant to this Section 8:

8.4.1 at any time, in the case of any breach of, or inaccuracy in, the Fundamental Representations and Warranties or a breach of Section 8.2.2; and

8.4.2 at any time, in the case of any claim or suit based upon fraud or a violation or breach of Section 7.2 or Section 7.4.

In the case of any claim for indemnification, the Indemnified Person must provide to the Indemnifying Person a written notice describing such claim in reasonable detail in light of the circumstances then known to the Indemnified Person.

8.5 Limitations. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Sellers’ aggregate liability for all Losses pursuant to this Section 8 exceed $1,000,000 (the “Indemnity Cap”); provided, however, that the Indemnity Cap shall not apply to (i) the Fundamental Representations and Warranties and in which case, each Seller’s aggregate liability for all Losses pursuant to this Section 8 shall not exceed the Purchase Price received by each such Seller, (ii) any claim or suit based upon fraud or a breach of a covenant and (iii) any claim relating to the determination of Actual NBV pursuant to Section 1.3.

8.6 Third Party Claims.

8.6.1 Notice of Claim. If any third party will notify an Indemnified Person with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnity Claim against an Indemnifying Person under this Section 8, then the Indemnified Person will promptly give written notice to the Indemnifying Person; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person will relieve the Indemnifying Person from any obligation under this Section 8. Such written notice shall state the basis for such indemnification right and the amount or an estimate of the amount of the liability arising therefrom.

8.6.2 Assumption of Defense, etc. The Indemnifying Person will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Person pursuant to Section 8.6.1. In addition, the Indemnifying Person will have the right to defend the Indemnified Person against the Third Party Claim with counsel satisfactory to the Indemnified Person so long as (a) the Indemnifying Person gives written notice to the Indemnified Person within fifteen days after the Indemnified Person has given notice of the Third Party Claim that the Indemnifying Person will indemnify the Indemnified Person from and against the entirety of any and all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Indemnifying Person provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person, (d) the Indemnified Person has not been advised by counsel that an actual or potential conflict exists between the Indemnified Person and the Indemnifying Person in connection with the defense of the

Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action, (f) settlement of, an adverse judgment with respect to or the Indemnifying Person’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Person, likely to be adverse to the Indemnified Person’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (g) the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently. The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Person will pay the reasonable fees and expenses of separate co-counsel retained by the Indemnified Person that are incurred prior to the Indemnifying Person’s assumption of control of the defense of the Third Party Claim.

8.6.3 Limitations on Indemnifying Person. The Indemnifying Person will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Person of money as sole relief for the claimant, (b) results in the full and general release of the Buyer Indemnified Persons or the Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Person.

8.6.4 Indemnified Person’s Control. If the Indemnifying Person does not deliver the notice contemplated by clause (a), or the evidence contemplated by clause (b), of Section 8.6.2 within 15 days after the Indemnified Person has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (provided, however, the Indemnified Person shall consult with and obtain prior consent from, the Indemnifying Person in connection therewith, which consent shall not be unreasonably withheld). If such notice and evidence is given on a timely basis and the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 8.6.2 is or becomes unsatisfied, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim (provided, however, the Indemnified Person shall consult with and obtain prior consent from, the Indemnifying Person in connection therewith, which consent will not be unreasonably withheld). In the event that the Indemnified Person conducts the defense of the Third Party Claim pursuant to this Section 8.6.4, the Indemnifying Person will (a) pay the Indemnified Person promptly and periodically for the reasonable costs of defending against the Third Party Claim (including attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 8.

8.6.5 Consent to Jurisdiction Regarding Third Party Claim. The Buyer and the Sellers, in their capacities as Indemnifying Persons, hereby consent to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any

Indemnified Person for purposes of any claim which such Indemnified Person may have against such Indemnifying Person pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 11.12 are incorporated herein by reference, mutatis mutandis.

8.7 Insurance. To the extent the subject matter of any claim for which a party hereunder seeks indemnification is covered by insurance, and such insurance proceeds have been actually received by the Indemnified Party, the claim for indemnification shall be reduced by the amount of such insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds). If the Indemnifying Party pays the Indemnified Party for a claim and insurance proceeds in respect of such claim are subsequently collected by the Indemnified Party, then the Indemnified Party promptly shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds) to the Indemnifying Party. In the event that the subject matter of a claim is covered by insurance, the Indemnified Party shall use commercially reasonable efforts to collect such insurance proceeds.

8.8 Knowledge and Investigation. The right of any Buyer Indemnified Person or the Seller Indemnified Person to indemnification pursuant to this Section 8 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement, referred to in Sections 8.1 and 8.3.

8.9 Remedies Cumulative. The rights of each of the Buyer Indemnified Person and the Seller Indemnified Person under this Section 8 are cumulative, and each the Buyer Indemnified Person and the Seller Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 8 without regard to the availability of a remedy under any other provision of this Section 8.

8.10 Setoff of Claims Against the Escrow Shares. Subject to the Indemnity Cap exclusions set forth in Section 8.5, Losses which may be incurred by any Buyer Indemnified Person shall be payable solely and exclusively through the Escrowed Shares; provided, however, that the Buyer may continue to recover Losses incurred from the Escrowed Shares after such shares have been released from the Escrow, subject to the time limitations in Section 8.4. For purposes of determining the number of Escrowed Shares to be forfeited pursuant to any setoff of claims, the Escrowed Shares will be valued at the per share price of such Escrowed Shares at the Closing (as set forth in Section 1.2).

8.11 No Bar; Waiver. If the Escrowed Shares are insufficient to provide full recoupment of any claim for any indemnifiable Tax Losses or Losses excluded from the Indemnity Cap (or has been delivered to Sellers prior to the making or resolution of such claim), then the Buyer may take any action or exercise any remedy available to it by appropriate legal proceedings to collect such indemnifiable Tax Losses or other Losses excluded from the Indemnity Cap.

8.12 Sole and Exclusive Remedy. Except for Tax Losses under Section 9.3, after the Closing, the right of indemnification under this Section 8 shall be the sole and exclusive remedy available to any party for any claim or cause of action arising under this Agreement or arising out of any breach of any representation, warranty, covenant or provision of this Agreement or otherwise; provided, however, that this exclusive remedy does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Each party expressly waives any rights it may have to make a claim against the other pursuant to any constitutional, statutory, or common Law authorities. The provisions of this Section 8.12 shall not apply to claims arising out of or relating to fraud.

9. TAX MATTERS.

9.1 Representations and Obligations Regarding Taxes. The Sellers jointly and severally represent and warrant to and agree with the Buyer as follows, in each case except to the extent set forth on Schedule 9 (and for purposes of this Section 9, the “Company” includes any corporation or other entity that at any time has been a Subsidiary of the Company (although certain representations are made in respect of the status of Subsidiaries as qualified subchapter S subsidiaries within the meaning of Section 1361(b)(3)(B) of the Code):

9.1.1 The Company has timely filed all Tax Returns that it was required to file. All of those Tax Returns were correct and complete in all material respects. Schedule 9.1.1 lists all Federal, state, local and foreign Tax Returns filed with respect to the Company for taxable periods ending after December 31, 2001. The Company has delivered to the Buyer correct and complete copies of all Federal income Tax Returns and all state and local income or franchise Tax returns for each taxable period ending after December 31, 2001. All material elections with respect to Taxes affecting the Company are disclosed on or attached to a Tax Return of the Company.

9.1.2 Except as set forth in the second succeeding sentence, all Taxes owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid, and the Company has made adequate accrual in its Financials for all Taxes through the date hereof not yet due and payable and will have made adequate accrual in the Closing Balance Sheet for all Taxes through the Closing Date not yet due and payable. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

9.1.3 The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. All private letter rulings issued by the IRS to the Company (and any corresponding ruling or determination of any state, local or foreign taxing authority) have been disclosed on Schedule 9.1.3, and there are no pending requests for any rulings (or corresponding determinations). There is no power of attorney with respect to any Tax executed or filed with any taxing authority.

9.1.4 There are no liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension has not since expired. Schedule 9.1.4 lists those Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2001 that have been audited or that have been the subject of any written or unwritten notice of any audit, examination, investigation or other proceeding. The Company has delivered to the Buyer correct and complete copies of all audit, examination, revenue agent’s and other reports of, and any closing agreements with, any taxing jurisdiction with respect to taxable periods ended on or after December 31, 2001. No issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. Except as noted on Schedule 9.1.4, there is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any taxing authority in writing or (ii) as to which any of the directors or officers (or employees responsible for Tax matters) of the Company has knowledge. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or that it satisfies or may satisfy the nexus requirements to be subject to taxation by that jurisdiction. Except to the extent set forth on Schedule 9.1.4, no director or officer (or employee responsible for Tax matters) of the Company has any reason to believe that any taxing authority will assert liability for any additional Taxes for any period for which Tax Returns have been filed.

9.1.5 The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under section 280G of the Code or that would give rise to any obligation to indemnify any Person for any excise tax payable pursuant to section 4999 of the Code. The Company has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 or Revenue Procedure 2001-28 (or similar provisions of foreign Law) or any safe harbor lease transaction, and the Company is not a lessor or lessee of any tangible property located outside the United States. None of the property of the Company is tax-exempt use property within the meaning of section 168(h) of the Code, is property that is required to be treated as being owned by any other Person pursuant to the safe harbor lease provisions of former section 168(f)(8) of the Internal Revenue Code of 1954, as amended, or is property that directly or indirectly secures any debt the interest on which is exempt from federal income tax pursuant to section 103 of the Code. The Company does not own any property that is subject to a “section 467 rental agreement” as defined in section 467 of the Code. The Company has not distributed the stock of another entity, or had its stock distributed by another entity, in a transaction that was intended to be or that purported to be governed in whole or in part by section 355 or section 361 of the Code. No indebtedness of the Company consists of “corporate acquisition indebtedness” within the meaning of section 279 of the Code. The Company does not have a non-accountable expense reimbursement arrangement within the meaning of Treasury regulation section 1.62-2(c). The Company has not made any consent to the application of section 341(f)(2) with respect to any asset held or to be acquired by the Company.

9.1.6 The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. The Company does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable income tax treaty to which the United States and the foreign country are parties or under the Law of the foreign country. The Company does not have an overall foreign loss within the meaning of section 904(f) of the Code.

9.1.7 The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated Federal income Tax Return and (ii) has no liability for the Taxes of any Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for Federal income tax purposes.

9.1.8 The Company has not been and will not be subject to any penalty under section 6662 of the Code with respect to its Tax Returns. The Company has not engaged in any “listed transaction” or “reportable transaction” within the meaning of section 6707A(c) of the Code or Treasury regulation section 1.6011-4(b) or any transaction (i) that was marketed to the Company in writing as a transaction that is intended to generate substantial Tax benefits and (ii) with respect to which the Company has paid a promoter of the transaction total fees in excess of $100,000.

9.1.9 The Company has been a validly electing S corporation (within the meaning of sections 1361 and 1362 of the Code) at all times since September 1, 1986, and any corporate Subsidiary of the Company has been a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code at all times the Company has owned any of its shares. Schedule 9.1.9 identifies each Subsidiary that is a qualified subchapter S subsidiary. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past ten years, (A) acquired any asset from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

9.1.10 The Company will not be required (and no taxing authority is proposing that the Company be required) to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date (and no taxing authority has proposed any change in method of accounting), (ii) intercompany transactions or any excess loss account described in Treasury regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) a closing agreement as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (v) the use of the cash method of accounting; or (vi) any prepaid amount received on or prior to the Closing Date.

9.1.11 The transfer of the Shares to the Buyer pursuant to the terms of this Agreement will not result in any Tax liability to the Company or result in a reduction of the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover, excess charitable contribution or basis of property that otherwise would be available to the Company by reason or as a result of any deferred intercompany transaction, excess loss account or otherwise.

9.1.12 Each Seller has delivered to the Buyer as of the Closing Date a certificate substantially in the form of Exhibit 9.1.12, signed under penalties of perjury and notarized, stating that for U.S. federal income tax purposes and specifically for purposes of sections 897 and 1445 of the Code that such Seller is not a nonresident alien.

9.1.13 Each Seller, and each Person who was a shareholder of the Company as of the Closing, has delivered to the Buyer an IRS Form 8023 and all other forms required of such Seller or Person in respect of making a Section 338(h)(10) Election in all jurisdictions in which any such election may be made, as contemplated by Section 9.2.3 of this Agreement, each completely and properly filled out and executed by such Seller or Person.

9.2 Covenants With Respect To Taxes.

9.2.1 The Company shall grant to the Buyer or its designees access at all reasonable times to all of the Company’s books and records (including Tax workpapers, Tax Returns and correspondence with taxing authorities), including the right to take extracts therefrom and make copies thereof, to the extent the books and records relate to taxable periods ending on or prior to or that include the Closing Date. The Buyer shall (i) grant to the Sellers access at all reasonable times to all of the Company’s books and records (including Tax workpapers, Tax Returns and correspondence with taxing authorities), including the right to take extracts therefrom and make copies thereof, to the extent that the books and records relate to the operations of the Company during taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with the Sellers in connection with any audit of Taxes that relate to the business of the Company prior to Closing, in each case to the extent relevant to the Sellers’ indemnification obligations under Section 9.3 hereof.

9.2.2 Neither the Sellers nor the Company will take or allow any action that would result in the termination of the Company’s status as a validly electing S corporation (or the termination of any Subsidiary’s status as a qualified subchapter S subsidiary) prior to the sale of the Shares pursuant to this Agreement.

9.2.3 At the Buyer’s option, the Sellers and the Buyer shall join in making an election under section 338(h)(10) of the Code (and any corresponding elections under state, local and foreign Tax Law) (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Company’s stock, and the Sellers shall deliver at the Closing all of the forms and other documents, fully and properly executed, required of them in order to make a Section 338(h)(10) Election. Buyer shall pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including any Tax imposed under section 1374 of the Code and (ii) any state, local or foreign Tax imposed on the Company, and Sellers shall indemnify Buyer and the Company against any adverse consequences arising in connection with any of those Taxes. The Buyer will pay to each Seller, as additional Purchase Price, an amount in cash equal to the increase, if any, in the income Taxes payable by the Seller by reason of a Section 338(h)(10) Election being made, that amount to be equal to the excess, if any, of the income Tax that would have been payable by the Seller for the taxable year in which the Closing Date occurs, taking into account the consequences of Section 338(h)(10) Election, over the amount of income Tax payable by the Seller for that year computed in the same manner but assuming that the Seller had sold its Shares and no Section 338(h)(10) Election had been made. The Buyer shall pay those amounts to the Sellers on April 15th of the calendar year after the calendar year in which the Closing Date occurs (or, if that April 15th is not a Business Day, on the last Business Day immediately prior thereto). If any Seller files for any extension of time in which to file its Tax Return for the year in which the Closing Date occurs, the amount to which the Seller is entitled pursuant to the third sentence of this Section 9.2.3 shall be recomputed based on the information in the Tax Return filed by the Seller, and an adjusting payment shall be made by the Seller or the Buyer to reflect any change between the amount the Buyer initially paid the Seller and the amount to which the Seller is entitled based on that recomputation. That payment shall be made no later than the date on which the Seller files its Tax Return. The Buyer, the Company and the Sellers agree that the Purchase Price and the liabilities of the Company will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) in a manner consistent with sections 338 and 1060 of the Code and the Treasury regulations thereunder. The Buyer, the Company and the Sellers shall file all Tax Returns (including amended returns and claims for refund) and information in a manner consistent with that allocation.

9.2.4 (a) Tax Periods Ending on or Before the Closing Date. The Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. All such Tax Returns shall be prepared in accordance with past practice insofar as they relate to the Company. The Sellers shall permit the Buyer to review and comment on each such Tax Return prior to filing. The Sellers shall reimburse the Buyer for Taxes of the Sellers and the Company with respect to such periods within five (5) days after any payment by the Buyer or the Company of such Taxes to the extent such Taxes are not accrued as a liability on the Closing Balance Sheet and used to compute net working capital.

(b) Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Returns”). The Buyer shall permit the Sellers to review and comment on each such Tax Return prior to filing. Any portion of any Tax which must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before the Closing Date, shall be referred to herein as “Pre-Closing Taxes.” The Sellers shall pay to the Buyer an amount equal to the Pre-Closing Taxes due with any Straddle Tax Returns (to the extent such Taxes are not accrued as a liability on the Closing Balance

Sheet used to compute net working capital) within five (5) days after the date the Buyer is required to cause to be paid the related Tax liability. Where the Pre-Closing Taxes involve a period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Company terminated as of the close of business on the Closing Date; provided, however, that in the case of a tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

9.2.5 The Buyer, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. That cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, the Sellers and the Buyer agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sellers, as the case may be, shall allow the other party to take possession of those books and records.

9.2.6 Sellers shall have the right to handle and control any Tax proceeding related to a Tax year of the Company ending on or before the Closing Date which may have the effect of increasing any of Sellers’ Tax liability for any Tax period beginning before the Closing and (i) the Sellers shall allow the Company, the Buyer and their counsel to participate at the Company’s expense in any audit of the Company’s federal income Tax Returns to the extent that such returns relate to the Company; (ii) the Sellers shall comply with the provisions of Section 9.3.3(d), and (iii) if Buyer is handling and in control of the Tax proceeding, then Buyer shall not settle or compromise any such proceeding without the Sellers’ prior written consent (which consent shall not be unreasonably withheld).

9.3 Indemnification for Taxes.

9.3.1 The Sellers hereby agree to indemnify, jointly and severally, the Buyer and its Affiliates, including, after the Closing, the Company (each herein sometimes referred to as an “Indemnified Taxpayer”) against, and agree to protect, save and hold harmless each Indemnified Taxpayer from, any and all claims, damages, deficiencies and losses and all expenses, including, without limitation, attorneys’, accountants’ and experts’ fees and disbursements (all herein referred to as “Tax Losses”), resulting from:

(a) A claim by any taxing authority for (A) any Taxes of the Company or the Sellers allocable to any period ending on or prior to the Closing Date or allocable to any period that begins before and ends after the Closing Date to the extent attributable to the portion of the period ending on the Closing Date, except to the extent the liability for those Taxes is included in computing net working capital, and (B) any Taxes of the Company or any corporation that is or was a member of an Affiliated Group of which the Company was or is a member, or any liability of any of the foregoing for the Taxes of any Person, whether as a transferee or successor, by contract or otherwise;

(b) A claim by any taxing authority for any Taxes arising from or occasioned by the sale of the Company’s capital stock pursuant to this Agreement; or

(c) Any misrepresentation or breach of any representation, warranty or obligation set forth in this Section 9.

9.3.2 Subject to the resolution of any Tax contest pursuant to Section 9.3.3(a), upon notice from the Buyer or the Company to the Sellers that an Indemnified Taxpayer is entitled to an indemnification payment for a Tax Loss pursuant to Section 9.3.1, the Sellers thereupon shall pay to the Indemnified Taxpayer an amount that, net of any Taxes imposed on the Indemnified Taxpayer with respect to the payment, will indemnify and hold the Indemnified Taxpayer harmless from the Tax Loss.

9.3.3 (a) If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify the Sellers in writing of that fact; provided, however, that any failure to give the notice will not waive any rights of the Indemnified Taxpayer.

(b) The Sellers shall have the right to defend the Indemnified Taxpayer against the claim with counsel of their choice satisfactory to the Indemnified Taxpayer so long as (A) the Sellers notify the Indemnified Taxpayer in writing within 15 days after the Indemnified Taxpayer has given notice of the claim that the Sellers will indemnify the Indemnified Taxpayer from and against the entirety of any Tax Losses the Indemnified Taxpayer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim, (B) the Sellers provide the Indemnified Taxpayer with evidence reasonably acceptable to the Indemnified Taxpayer that the Sellers will have the financial resources to defend against the claim and fulfill their indemnification obligations hereunder, (C) if requested by the Indemnified Taxpayer, the Sellers provide to the Indemnified Taxpayer a written position of counsel reasonably satisfactory to the Indemnified Taxpayer, that there exists a reasonable basis for the Company to prevail in that contest, (D) if the Indemnified Taxpayer is requested to pay the Tax claimed and sue for a refund, the Sellers shall have advanced to the Indemnified Taxpayer, on an interest free basis, the full amount the Indemnified Taxpayer is required to pay, and (E) the Sellers conduct the defense of the claim actively and diligently.

(c) Subject to the provisions of paragraph (b) above, the Sellers shall be entitled to prosecute the contest to a determination in a court of initial jurisdiction, and if the Sellers shall reasonably request, to a determination in an appellate court provided that, if requested by the Indemnified Taxpayer, the Sellers shall provide to the Indemnified Taxpayer a written position of counsel reasonably satisfactory to the Indemnified Taxpayer, that there exists a reasonable basis for the Company to prevail on that appeal.

(d) The Sellers shall not be entitled to settle any claim relating to Taxes if the settlement of, or an adverse judgment with respect to, the claim would be likely, in the reasonable and good faith judgment of the Indemnified Taxpayer, to cause the liability for any Tax of the Indemnified Taxpayer or of any Affiliate of the Indemnified Taxpayer for any taxable period ending after the Closing Date to increase (including, without limitation, by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit) or to take a position that, if applied to any taxable period ending after the Closing Date, would be adverse to the interest of the Indemnified Taxpayer or any Affiliate of the Indemnified Taxpayer.

(e) If, after actual receipt by the Indemnified Taxpayer of an amount advanced by the Sellers pursuant to paragraph (b)(D) above, the extent of the liability of the Indemnified Taxpayer with respect to the indemnified matter shall be established by the judgment or decree of a court that has become final or a binding settlement with an administrative agency having jurisdiction thereof that has become final, the Indemnified Taxpayer shall promptly pay to the Sellers any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from the taxing authority); provided, however, that the Indemnified Taxpayer shall have been indemnified and held harmless from all Tax Losses by reason of any indemnification payments retained by the Indemnified Taxpayer net of any Taxes imposed on the Indemnified Taxpayers with respect to indemnification payments received by the Indemnified Taxpayer or with respect to the receipt of any payment from the taxing authority. Notwithstanding the foregoing, the Indemnified Taxpayer shall not be required to make any payment hereunder before the time the Sellers shall have made all payments or indemnities then due with respect to the Indemnified Taxpayer pursuant to this Section 9.

(f) If any of the conditions in Section 9.3.3(b) above are or become unsatisfied, (A) the Indemnified Taxpayer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate; provided, however, the Indemnified Taxpayer shall, in advance, consult with, and obtain consent from, the Sellers in connection therewith, which consent will not be unreasonably withheld, (B) the Sellers will reimburse the Indemnified Taxpayer promptly and periodically for the costs of defending against the claim (including, without limitation, attorneys’, accountants’ and experts’ fees and disbursements) and (C) the Sellers will remain responsible for any Tax Losses the Indemnified Taxpayer may suffer to the fullest extent provided in this Section 9.

9.3.4 Anything to the contrary in this Agreement notwithstanding, the indemnification obligations of the Sellers under this Section 9 shall survive the Closing until the end of the applicable statutes of limitations. With respect to any indemnification obligation for any Tax for which a taxing authority asserts a claim within 90 days before the end of the applicable statute of limitations, an Indemnified Taxpayer shall be treated as having provided timely notice to the Sellers by providing written notice to the Sellers on or before the 90th day after the Indemnified Taxpayer’s receipt of a written assertion of the claim by the taxing authority.

9.3.5 All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties, interest and additions) incurred in connection with this Agreement shall be paid by the Sellers when due, and the Sellers, at their own expense, will file all necessary Tax Returns and other documentation with respect to all the transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any of those Tax Returns and other documentation.

10. TERMINATION AND ABANDONMENT

10.1 Methods of Termination.

10.1.1 This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

(a) by mutual consent of the Buyer and the Sellers;

(b) by the Buyer or the Sellers if the transactions contemplated by this Agreement are not consummated on or before December 31, 2008; provided that if any party has breached or defaulted with respect to its respective obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section 10.1.1 unless such breach or default is not material and is not directly or indirectly related to termination or abandonment of this Agreement or such breach has been cured;

(c) by the Buyer, if at any time prior to the Closing Date (provided that the Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein) there shall have been a material breach of this Agreement on the part of the Sellers or the Company, which material breach is not cured within five (5) days following written notice to the Sellers, or which material breach, by its nature, cannot be cured prior to the Closing; or

(d) by the Sellers, if at any time prior to the Closing Date (provided that neither the Sellers nor the Company is then in material breach of any representation, warranty, covenant or other agreement contained herein) there shall have been a material breach of this Agreement on the part of the Buyer, which material breach is not cured within five (5) days following written notice to the Buyer, as the case may be, or which material breach, by its nature, cannot be cured prior to the Closing.

10.2 Procedure Upon Termination.

10.2.1 In the event of termination and abandonment pursuant to Section 10.1 hereof, and subject to the proviso contained in Section 10.1.1(b), this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no non-breaching or non-defaulting party hereto shall have any liability or further obligation to any other party to this Agreement and such non-breaching or non-defaulting party may at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, as provided hereunder and by applicable Law.

11. MISCELLANEOUS

11.1 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Sellers, to:	Judy Mitchell 327 Lotus Path Clearwater, FL 33756 Telephone: 727-409-2006 Facsimile:

with a copy to (which shall not constitute notice):

Nelson T. Castellano

Trenam, Kemker, Scharf, Barkin, Frye,

O’Neill & Mullis, Professional Association

2700 Bank of America Plaza

101 East Kennedy Boulevard

Tampa, FL 33602

Telephone: 813-223-7474

Facsimile: 813-229-6553

If to the Buyer, to:	The PBSJ Corporation 5300 West Cypress Street, Suite 200 Tampa, FL 33607 Telephone: 813-281-7637 Facsimile: 813-282-1248 Attention: Benjamin P. Butterfield, General Counsel

with a copy to (which shall not constitute notice):	Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, FL 33131 Telephone number: (305) 579-0894 Facsimile number: (305) 961-5894 Attention: Gary Epstein, Esq.

Each of the parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 11.1 to each of the other parties hereto.

11.2 Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as the Buyer is not relieved of any Liability hereunder. Except as expressly set forth in Section 8 with respect to Indemnified Persons who are not parties to this Agreement, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

11.3 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Buyer and the Sellers, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

11.4 Entire Agreement. This Agreement and the Escrow Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

11.5 Schedules; Listed Documents, etc.. Neither the listing nor description of any item, matter or document in any Schedule hereto nor the furnishing or availability for review of any document will be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that such representation or warranty specifically refers to such Schedule and such modification, qualification or exception is clearly described in such Schedule.

11.6 Counterparts; Execution. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto. The facsimile transmission of a signed signature page, by any party to the other(s), shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

11.7 Survival. The covenants and agreements and, subject to Section 8.4, the representations and warranties set forth in this Agreement shall survive and remain in effect after the Closing.

11.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.

11.9 Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

11.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

11.11 Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive Laws of the State of Florida, without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any other jurisdiction.

11.12 Jurisdiction; Venue; Service of Process

11.12.1 Jurisdiction. Subject to the provisions of Section 7.4.2 and 8.6.5, each party, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Florida or the United States District Courts located in the Middle District of Florida for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

11.12.2 Venue. Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party bring Actions only in Hillsborough County, Florida. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

11.12.3 Service of Process. Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Florida Law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

11.13 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHICH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.14 Expenses. Except as provided in this Section 11.14 or in Sections 1.3.3, 8 or 9, each party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

12. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

12.1 Definitions. As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“Accounts Receivable” means the aggregate amount of accounts, commissions and debts payable to the Company. For all purposes hereunder, the Accounts Receivable shall be valued at their net realizable value, net of an allowance for bad debts.

“Action” means any claim, action, cause of action or suit (whether in contract, tort or otherwise), litigation (whether at Law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Actual NBV” is defined in Section 1.3.3.

“Adjustment Amount” is defined in Section 1.3.6(a).

“Affiliate” means with respect to any specified Person, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of any class of the capital stock of, such specified Person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) the Members of the Immediate Family (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of equity interests at such time.

“Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code or any similar group defined under a similar provision of any Legal Requirement.

“Agreement” is defined in the preamble.

“APB” means the Accounting Principals Board, the former authoritative body of the American Institute of the Certified Public Accountants which was replaced by FASB in 1973.

“Assets” is defined in Section 2.9.1.

“Audited Financials” is defined in Section 2.5.1.

“Auditor” is defined in Section 1.3.3.

“Backlog” means the amount of revenue that the Company, based on its past practices for calculating such amounts, expects to recognize from: (i) remaining work to be performed on uncompleted Contractual Obligations in progress, (ii) executed Contractual Obligations on which work has not yet begun and (iii) projects for which the Company has received written notice of selection but not yet negotiated a price.

“Bonus Pool” is defined in Section 7.7.

“Business” means the Company’s general construction management services business.

“Business Day” means any weekday other than a weekday on which banks in the State of Florida are authorized or required to be closed.

“Buyer” is defined in the preamble.

“Buyer Common Stock” is defined in Section 1.2.

“Buyer Indemnified Person” is defined in Section 8.1.

“Cash Purchase Price” is defined in Section 1.2.

“Closing” is defined in Section 1.4.

“Closing Balance Sheet” is defined in Section 1.3.3.

“Closing Date” is defined in Section 1.4.

“Closing Statement” is defined in Section 1.3.3.

“Closing Value” is defined in Section 1.2.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” is defined in the recitals to this Agreement.

“Company” is defined in the recitals to this Agreement.

“Company Employees” is defined in Section 2.16(a).

“Company Software” means Owned Software and Licensed Software.

“Company Technology” means any and all Technology used or useful in connection with the Business and any and all Intellectual Property in any and all such Technology.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatever, paid or provided directly or indirectly by the Company to such Person or Affiliates of such Person.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including the sale and purchase of the Shares.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement, performance bond, warranty obligation or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt), to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Controlled Group” is defined in Section 2.16(c).

“CPA Firm” means a nationally or regionally recognized accounting firm selected by the Sellers and consented to by the Buyer, which consent will not be unreasonably withheld.

“Customer Assets” is defined in Section 2.15.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements, (g) in the nature of prepayment penalties in connection with the obligations described in clauses (a) through (f) above, and (h) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Designated Employees” is defined in Section 7.7.

“Disclosed Contract” is defined in Section 2.18.2.

“Employee Plans” is defined in Section 2.16(a).

“Employment Agreements” means those certain employment agreements to be entered into on the Closing Date between the Buyer and each of the Sellers.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceable” means, with respect to any Contractual Obligation stated to be “Enforceable” by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms.

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or a citizen’s right-to-know or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equipment” is defined in Section 2.12.

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Trenam, Kemker, Scharf, Barkin, Frye, O’Neill & Mullis, P.A.

“Escrow Agreement” is defined in Section 1.5.

“Escrow Amount” is defined in Section 1.2.

“Escrowed Shares” is defined in Section 1.2.

“Estimated Closing Certificate” is defined in Section 1.3.2.

“Estimated Closing Balance Sheet” is defined in Section 1.3.2.

“Estimated NBV” means the estimated net book value set forth in the Estimated Closing Certificate.

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“FASB” means the Financial Accounting Standards Board.

“FASB No. 5 Accruals” has the meaning set forth in Section 1.3.2.

“Financials” is defined in Section 2.5.1.

“Fundamental Representations and Warranties” means those representations and warranties set forth in Sections 2.1 (Organization and Predecessors), 2.2 (Capitalization and Title), 2.4.4 (Breach of Organizational Documents), 2.9.1 (Ownership of Assets), 2.19 (Affiliated Transactions), 2.28 (No Brokers), 3.1 (Ownership), 3.2 (Encumbrances), 3.3 (Power and Authorization), 4.1 (Organization), 4.2 (Power and Authorization), 4.4.4 (Breach of Organizational Documents), 4.6 (No Brokers) and 7.1 (Representations and Obligations Regarding Taxes).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority in a judicial or administrative proceeding.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person; (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor; and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

“Hazardous Substance” is defined in Section 2.17.

“Indemnified Person” means, with respect to any Indemnity Claim, the Person asserting such claim under Section 8.1 or 8.3, as the case may be.

“Indemnified Taxpayer” is defined in Section 9.3.1.

“Indemnifying Person” means, with respect to any Indemnity Claims, (i) the Sellers, or (ii) the Buyer under Section 8.1 or 8.3, respectively, against whom such claim is asserted.

“Indemnity Cap” is defined in Section 8.5.

“Indemnity Claim” means a claim for indemnity under Section 8.1 or 8.3.

“Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature, including all rights and interests pertaining to or deriving from:

(a) patents, copyrights, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and computer software or firmware;

(b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(c) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

(d) any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing; and

(e) all Actions and rights to sue at Law or in equity for any past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Interim Financials” is defined in Section 2.5.1.

“Investment” means (a) any direct or indirect ownership, purchase or other acquisition by a Person of any notes, obligations, instruments, capital stock, options, securities or ownership interests (including partnership interests and joint venture interests) of any other Person; and (b) any capital contribution or similar obligation by a Person to any other Person.

“IRS” is defined in Section 2.16(e).

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Legal Requirement” means any United States federal, state or local or foreign Law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of Law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Liability Policies” is defined in Section 2.25.

“Licensed Software” means all Software that is owned by any third party and that is licensed to and used by the Company in the conduct of its Business.

“Licenses” is defined in Section 2.13.6.

“Losses” is defined in Section 8.1.

“Material Adverse Change” means any fact, circumstance, development or event that, individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect, excluding any changes in general economic, industry, financial market or similar conditions.

“Material Adverse Effect” means any change in, or effect on, the Business, operations, Assets, prospects or condition (financial or otherwise) of the Company which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the Business, operations, Assets, prospects or condition (financial or otherwise) of the Company, taken as a whole.

“Members of the Immediate Family” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his capacity as such custodian or guardian.

“Mitchell” is defined in the preamble.

“Most Recent Balance Sheet” is defined in Section 2.5.1.

“Most Recent Balance Sheet Date” is defined in Section 2.5.1.

“Negative Adjustment Amount” is defined in Section 1.3.6(a).

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Software” means all Software used by the Company in the conduct of its Business that is owned or purported to be owned by the Company.

“PBGC” is defined in Section 2.16(e).

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens have not had and are not reasonably likely to have a Material Adverse Effect, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Real Property which are not violated in any material respect by the current or contemplated use and operation of the Real Property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current or contemplated occupancy or use of the Real Property in any material respect and (f) restrictions on the transfer of securities arising under federal and state securities Laws.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Positive Adjustment Amount” is defined in Section 1.3.6(a).

“Pre-Closing Taxes” is defined in Section 9.2.4(b).

“Predecessor” is defined in Section 2.1.2.

“Purchase Price” is defined in Section 1.2.

“Real Property” is defined in Section 2.11.1.

“Real Property Leases” is defined in Section 2.11.1.

“Receivables” is defined in Section 2.10.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Distribution” is defined in Section 1.3.1.

“Required NBV” is defined in Section 1.3.1.

“SEC” is defined in Section 2.14.4(e).

“Section 338(h)(10) Election” is defined in Section 9.2.3.

“Sellers” is defined in the preamble.

“Seller Indemnified Person” is defined in Section 8.3.

“Sellers’ Knowledge” means the knowledge of any of the Sellers, each of whom will be deemed to have knowledge of all such matters as he or she would have discovered, had, he or she made reasonable inquiries, of Greg Hayes, Jo Vislay, Scott Brewer, Keith Leach, Will Sumner, David Miller, Katie McLarty and Grace Smoker.

“Sellers’ Objection” is defined in Section 1.3.4.

“Shares” is defined in the recitals to this Agreement.

“Software” means computer software or firmware in any form, including but not limited to computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

“Stewart” is defined in the preamble.

“Straddle Tax Returns” is defined in Section 9.2.4(b).

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Surety Bonds” is defined in Section 2.31.1.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, mineral oil, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Losses” is defined in Section 9.3.1.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret Law or otherwise, and all documents and other materials recording any of the foregoing.

“Territory” is defined in Section 7.4.1(a).

“Third Party Claim” is defined in Section 8.6.1.

“Treasury Regulations” means the regulations promulgated under the Code.

“Valuation Price” means the price per share of a share of the Buyer Common Stock as determined in accordance with the valuation as of September 30, 2008 prepared by the Company’s independent valuation firm(s); provided, however, if such price is not determined as of the Closing, then, for purposes of closing, the price per share shall be $29.68; provided, however, further, that upon the determination of the September 30, 2008 valuation following the Closing , the price per share and the number of shares of the Buyer Common Stock issued pursuant to Section 1.3.1 shall be adjusted to reflect the September 30, 2008 valuation.

“Vargas” is defined in the preamble.

“WARN” is defined in Section 2.23.3.

12.2 Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) each reference to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all pronouns and any variations thereof refer to the masculine, feminine or neuter singular or plural as the identity of the Person or Persons may require. The terms “hereof”, “herein”, “hereunder”, “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references herein to “dollars” or “$” are to United States dollars. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified.

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement as of the date first above written.

BUYER:	THE PBSJ CORPORATION

	By:	/s/ John B. Zumwalt, III
	Name:	John B. Zumwalt, III
	Title:	Chairman and CEO

SELLERS:	/s/ Judy Mitchell
Judy Mitchell

/s/ John R. Stewart
John R. Stewart

/s/ Eduardo Vargas
Eduardo Vargas

[Signature Page to Stock Purchase Agreement]